Exhibit 2.1

CONFIDENTIAL

______________________________________________________________________________

PURCHASE AGREEMENT

Dated as of February 28, 2014

By and Among

HomeFed Corporation

as Purchaser,

and

Leucadia National Corporation

and Specified Subsidiaries of Leucadia National Corporation

as Sellers.

______________________________________________________________________________

Page

i

(cont.)
Page

(cont.)
Page

(cont.)
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Section 10.14	Consent to Jurisdiction	64
Section 10.15	Waiver of Trial by Jury	64
Section 10.16	Counterparts	64
Section 10.17	Disclosure Schedules	64

INDEX OF EXHIBITS

EXHIBIT A	DEFINITIONS

EXHIBIT B	FORM OF STOCKHOLDER AGREEMENT

v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2014 by and among HomeFed Corporation, a Delaware corporation (“Purchaser”), Leucadia National Corporation, a New York corporation (the “Company”), and the following direct and indirect subsidiaries of the Company:  Baldwin Enterprises, Inc., a Colorado corporation, Maine Isles, LLC, a Delaware limited liability company, Rockport Properties, LLC, a Delaware limited liability company, Glen Cove TND, LLC, a Delaware limited liability company, LUK-REN, Inc., a New York corporation (“LUK-REN”), LUK-Myrtle Beach, LLC, a Delaware limited liability company, Leucadia Financial Corporation, a Utah corporation, Leucadia LLC, a Delaware limited liability company (each a “Seller Subsidiary”, collectively, the “Seller Subsidiaries” and, together with the Company, the “Selling Parties”).  Purchaser, the Company and the Seller Subsidiaries are collectively referred to herein as the “Parties” and individually as a “Party”.  Capitalized terms used herein are defined in Exhibit A.

RECITALS

WHEREAS, the Selling Parties desire to sell, transfer and assign, and Purchaser desires to purchase and assume from the Selling Parties, (a) the equity interests of the entities listed on Schedule A hereto (collectively, the “Acquired Subsidiaries”), (b) certain of the equity interests of the entities listed on Schedule B hereto (collectively, the “Investment Subsidiaries”), and (c) the Final Purchased Cash, in each case, upon the terms and subject to the conditions specified in this Agreement.

WHEREAS, the Board of Directors of Purchaser has (a) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Purchaser’s stockholders and (b) approved the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions.

WHEREAS, the Parties intend that this Agreement be, and that it will be treated and construed as, a specialty contract created under seal, within the meaning of the laws of the State of Delaware.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.1 Purchased Assets and Equity Interests.

(a) At the Closing, the Company and each of the Seller Subsidiaries shall assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from the Company and each applicable Seller Subsidiary, all right, title and interest in and to the following assets and equity interests (collectively, other than the Delayed Equity Interests, if any, the “Purchased Assets and Equity Interests”) free and clear of any and all Encumbrances other than Permitted Encumbrances:

(i) the equity interests of the Acquired Subsidiaries listed on Schedule 1.1(a)(i) (the “Acquired Subsidiary Equity Interests”), which equity interests represent all of the outstanding equity interests of the Acquired Subsidiaries except as otherwise set forth on Schedule 1.1(a)(i);

(ii) the equity interests of the Investment Subsidiaries listed on Schedule 1.1(a)(ii) (collectively, other than the Delayed Equity Interests, if any, the “Investment Subsidiary Equity Interests”); and

(iii) an amount in cash (the “Estimated Purchased Cash”) equal to $18,385,459, adjusted as follows:

(1) (A) plus the Estimated Cash Adjustment, if a negative number or (B) minus the Estimated Cash Adjustment, if a positive number;

(2) plus the estimated Agreed Capital Expenditures; and

(3) (A) plus the Estimated Cash Flow Adjustment, if a negative number or (B) minus the Estimated Cash Flow Adjustment, if a positive number.

(b) Solely in the event that the Lender Consent is not obtained prior to Closing, at the Second Closing (if any) LUK-REN shall assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from LUK-REN, the equity interests of BR Holding LLC set forth on Schedule 1.1(b) (the “Delayed Equity Interests”), free and clear of any and all Encumbrances other than Permitted Encumbrance, together with any and all distributions made by BR Holding LLC in respect of such Delayed Equity Interests, whether in cash, property or securities of BR Holding LLC and whether by liquidating distribution or otherwise, from and after the Closing Date (the “Delayed Equity Distributions”).  If the Lender Consent is obtained prior to the Closing, then there shall be no Delayed Equity Interests or Delayed Equity Distributions.

Section 1.2 Retained Liabilities.  Except for Liabilities to the extent actually included in the calculation of Current Liabilities on the Final Closing Statement, the Selling Parties shall remain responsible for and will discharge and perform in full when due all of the Retained Liabilities and, notwithstanding anything herein to the contrary, none of Purchaser or any of its Affiliates (including any of the Purchased Business Subsidiaries after the Closing (and with respect to the Delayed Equity Interests, the Second Closing Date)) will assume, and no such Person will be responsible for or otherwise bear the economic burden of, any Retained Liability.  “Retained Liabilities” shall mean each of the following Liabilities of the Company and its Subsidiaries:

(a) any Liability of the Company or any of its Subsidiaries for any payment due or benefit owing to any director, officer, employee, consultant or contractor of such entity that arises as a result of the Contemplated Transactions including, but not limited to, any payment, severance, benefit, vesting, or equity that is due upon a change in control or termination, pursuant to any contract, policy or plan or upon an Employment Loss under the WARN Act;

(b) any Liabilities of the Company or any of its Subsidiaries accrued or arising prior to the Closing for wages, employee benefits, accrued vacation or other accrued or vested paid time off or sick leave, assessments, severance, equity or other ownership interests, or other employment compensation for any Purchased Business Employee or Former Employee, any Liabilities arising from the vesting of any equity grants upon the closing of the Contemplated Transactions, and any Liabilities (including unpaid amounts and fees) to any  consultants or contractors of any Purchased Business Subsidiary accrued or arising prior to the Closing; or

(c) any Liability payable to the Company or any other Subsidiary or Affiliate of the Company, including intercompany payables, payables under administrative services agreements, tax sharing agreements, promissory notes or allocations of corporate overhead;

Section 1.3 Closing Consideration.  On the basis of the representations, warranties, covenants and agreements set forth herein and subject to the satisfaction or waiver of the conditions set forth in Article II:

(a) in consideration for the sale, assignment and delivery of the Purchased Assets and Equity Interests, Purchaser shall issue to the Company a number of shares of Purchaser Common Stock equal to (i) 7,500,000 minus (ii) solely in the event that the Delayed Equity Interests are not transferred and assigned to Purchaser at the Closing in accordance with Section 1.1(a), 513,663 (such number of shares of Purchaser Common Stock, the “Closing Consideration” or the “Closing Purchaser Shares”); and

(b) in the event a Second Closing is required to effect the purchase and sale of the Delayed Equity Interests, in consideration for the sale, assignment and delivery of the Delayed Equity Interests, Purchaser shall issue to the Company 513,663 shares of Purchaser Common Stock (the “Second Closing Consideration” or the “Second Closing Purchaser Shares” and, together with Closing Purchaser Shares, the “Purchaser Shares”).

Section 1.4 Purchased Cash Adjustment.

(a) Estimated Cash Adjustment.  Not less than two Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser a statement in a form mutually agreed to by the Parties (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith calculation of the Estimated Purchased Cash and demonstrating each component thereof (i.e., the Estimated Cash Adjustment, the estimated Agreed Capital Expenditures and the Estimated Cash Flow Adjustment).  The Estimated Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices and principles used in the preparation of the Audited Financial Statements to the extent consistent with GAAP.

(b) Post-Closing Date Purchase Price Adjustments.  Within forty-five (45) days after the Closing, Purchaser shall cause to be prepared and delivered to the Company a statement (the “Closing Statement”) setting forth Purchaser’s calculation of Purchased Cash and in reasonable detail demonstrating each component thereof (i.e., Purchaser’s calculation of the Cash Adjustment, Purchaser’s calculation of the Agreed Capital Expenditures and Purchaser’s calculation of the Cash Flow Adjustment).  The Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices and principles used in the preparation of the Audited Financial Statements to the extent consistent with GAAP.  Each of the Company and Purchaser shall, and shall cause its respective Subsidiaries and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the final Agreed Capital Expenditures, the final Cash Flow Adjustment, and the Final Cash Adjustment and, if applicable, in the conduct of any dispute resolution process pursuant to Section 1.4(c), including making available, to the extent necessary, books, records, work papers and appropriate personnel.

(c) Dispute Resolution Procedures.

(i) If the Company disagrees with Purchaser’s calculation of Purchased Cash as set forth in the Closing Statement delivered pursuant to Section 1.4(b), the Company may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser providing reasonable detail of the reasons for such disagreement and setting forth the Company’s calculation of the items and amounts in dispute.  Any such notice of disagreement shall specify all items or amounts as to which the Company disagrees, and the Company shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Statement.

(ii) If a notice of disagreement shall be properly delivered pursuant to Section 1.4(c)(i), the Company and Purchaser shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts.  The matters set forth in any written resolution executed by the Company and Purchaser shall be final and binding on the parties on the date of such written resolution.

(iii) If the Company and Purchaser are unable to reach such agreement during such fifteen (15) day period, they shall promptly thereafter submit the dispute to the Arbitrating Accountant for resolution.  The Arbitrating Accountant shall determine (it being understood that in making such determination, the Arbitrating Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Company, and not by independent review, only those items or amounts in dispute and shall deliver to the Company and Purchaser, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Arbitrating Accountant), a written report as to the resolution of the dispute and the resulting computation of the Final Purchased Cash.  Such report shall be final and binding on the parties and shall not be subject to further review or appeal (absent manifest arithmetical error).  In resolving any disputed item, the Arbitrating Accountant (x) shall be bound by the provisions of this Section 1.4 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs and expenses of the Arbitrating Accountant shall be allocated to and borne by Purchaser and the Company based on the inverse of the percentage that the Arbitrating Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbitrating Accountant.  For example, should the items in dispute total in amount to $1,000 and the

Arbitrating Accountant awards $600 in favor of the Company’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by the Company.

(iv) The Closing Statement shall become the “Final Closing Statement” (A) on the thirty-first (31st) day following the delivery of the Closing Statement if a notice of disagreement has not been delivered to Purchaser by the Company, (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 1.4(c)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution or (C) with such changes as are necessary to reflect the Arbitrating Accountant’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to Section 1.4(c)(ii), and any matters not disputed pursuant to a notice of disagreement), on the date the Arbitrating Accountant delivers its final, binding resolution pursuant to Section 1.4(c)(iii).

(d) Net Adjustment Amount.  Upon final determination of the Final Purchased Cash as provided in Section 1.4(c):

(i) if the Net Adjustment Amount is positive, Purchaser shall promptly deliver to the Company the Net Adjustment Amount.

(ii) if the Net Adjustment Amount is negative, the Company shall promptly deliver to Purchaser the absolute value of the Net Adjustment Amount.

(iii) any payment pursuant to this Section 1.4(d) shall be made by Purchaser or the Company, as the case may be, as promptly as practicable, but in no event later than five Business Days following the determination of the Final Purchased Cash as provided in Section 1.4(c), by wire transfer of immediately available funds to the account of the other party as may be designated in writing by such other party.

(e) BRP Leasing.  For the avoidance of doubt, BRP Leasing shall not be considered in evaluating whether the financial information or calculations delivered under Section 1.4 have been prepared in accordance with GAAP applied using the same accounting methods, practices and principles used in preparation of the Audited Financial Statements.

Section 1.5 Allocation.

(a) The Company and Purchaser agree that the gross purchase price, as represented by the sum of the Closing Consideration, the Second Closing Consideration and other appropriately capitalized amounts (the “Allocable Consideration”), shall be allocated among the Assets and Equity Interests in a reasonable manner and consistent with applicable Law.

(b) The Parties shall agree, prior to the Closing, to an initial allocation of the Allocable Consideration (based on the fair market value of the Allocable Consideration as determined as of the date of this Agreement) among the Assets and Equity Interests (the “Allocation”).  As soon as practicable after the Closing Date, Purchaser shall submit a proposed final Allocation to the Company to reflect any post-closing adjustments solely to the extent there are any changes in the composition or value of the assets as reflected in the Allocation as of the Closing Date.  The Company shall thereupon have thirty (30) days to review the proposed final Allocation and to notify Purchaser of any aspects of the proposed final Allocation with which it disagrees.  In the event of any such disagreement, the Parties shall negotiate in good faith to resolve such disagreement.  Should the Parties fail to resolve any disagreement within thirty (30) days after the Company notifies Purchaser that the Company disagrees with any aspect of the preliminary Allocation, a determination regarding the disputed item(s) shall be made by the Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser.  The Allocation shall be further adjusted as appropriate in accordance with the principles and procedures in this Section 1.5 to reflect any additional adjustments in the gross purchase price, as so determined, made following the Closing Date in accordance with this Agreement.

(c) The Company and Purchaser agree to file all Tax Returns in a manner consistent with this Section 1.5 and the Allocation and will not, in connection with the filing of such Tax Returns, make any allocation for Tax purposes that is contrary to the Allocation unless required to do so by applicable Law and after prior written notice thereof to the other such Party.  The Company and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

ARTICLE II
CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES

Section 2.1 Time and Place of Closing.

(a) The closing of the Contemplated Transactions (other than the purchase and sale of the Delayed Equity Interests in the event a Second Closing is required under the terms of this Agreement) (the “Closing”) will occur at the offices of Cooley LLP in San Diego, California, commencing at 9:00 a.m. local time on the second (2nd) Business Day after the satisfaction or waiver of all conditions in Section 2.2 and Section 2.3 (other than conditions with respect to actions that the respective Parties will take at the Closing) or such other date as the Parties mutually determine (the “Closing Date”).  The Closing will be effective as of 12:01 a.m. Pacific Time on the Closing Date.

(b) The separate closing of the sale and purchase of the Delayed Equity Interests, if required under the terms of this Agreement (the “Second Closing”), will occur at the offices of Cooley LLP in San Diego, California, commencing at 9:00 a.m. local time on the second (2nd) Business Day following the receipt of the Consent set forth on Schedule 2.1(b) or such other date as the Parties mutually determine (the “Second Closing Date”); provided, that if the Second Closing does not occur on or before August 31, 2014 (the “Second Closing Termination Date”), then the provisions in this Agreement relating to the Second Closing (other than Section 2.2(g) and Section 2.3(f)) shall terminate and shall no longer be of any force or effect and no Party shall be required to consummate the Second Closing following the Second Closing Termination Date.  The Second Closing will be effective as of 12:01 a.m. Pacific Time on the Second Closing Date.

Section 2.2 Conditions to Closing Obligations of the Company.  The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of Purchaser.  Purchaser has delivered all of the agreements, documents and instruments required under Section 2.5 to be delivered by Purchaser before or at the Closing.

(b) Representations and Warranties.  Each of (i) the Purchaser Fundamental Warranties shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date) and (ii) each of the representations and warranties of Purchaser contained in this Agreement other than those set forth in clause (i) in this Section 2.2(b) shall be true and correct (without regard to any qualification as to materiality or Purchaser Material Adverse Effect included therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date individually or in the aggregate has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect;

(c) Obligations of Purchaser.  Purchaser has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions under this Agreement that are to be performed, complied with and fulfilled by Purchaser before or at the Closing.

(d) No Legal Proceedings.  There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority that is reasonably likely to result in a judgment that could prevent, delay, unwind or impose material limitations or conditions on the Contemplated Transactions.

(e) No Injunction.  No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) No Purchaser Material Adverse Change.  Since the date of this Agreement, there has been no Purchaser Material Adverse Change.

(g) Consents.  The Company has obtained each of the Consents and/or Orders set forth in Schedule 2.2(g), without any cost to Purchaser and subject to the limitation set forth in Section 7.4(b) hereof, or any material change in the terms of any Material Contract and each such Consent or Order, as the case may be, is in full force and effect as of the Closing Date. Notwithstanding the foregoing, if the Lender Consent is not obtained by the time all other conditions under this Agreement to the Company’s obligation to consummate the Contemplated Transactions have been satisfied or waived, the Parties agree that, in the event the Second Closing is required, (i) obtaining the Lender Consent shall not be a condition to the Company’s obligation to consummate the Contemplated Transactions (other than the purchase and sale of the Delayed Equity Interests) and (ii) the Company’s obligation to consummate the purchase and sale of the Delayed Equity Interests in accordance with the terms and conditions of this Agreement shall be conditioned solely on obtaining the Lender Consent.

Section 2.3 Conditions to Closing Obligations of Purchaser.  The obligation of Purchaser to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of the Company.  The Company has delivered all of the agreements, documents and instruments required under Section 2.4 to be delivered by the Company before or at the Closing.

(b) Representations and Warranties.  Each of (i) the Company Fundamental Warranties shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date) and (ii) each of the representations and warranties of the Company contained in this Agreement other than those set forth in clause (i) in this Section 2.3(b) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect included therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Obligations of the Company.  The Company has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions of the Company under this Agreement that are to be performed, complied with and fulfilled by the Company before or at the Closing.

(d) No Legal Proceedings.  There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party (i) by a Governmental Authority that is reasonably likely to result in a judgment that could prevent, delay, unwind or impose material limitations or conditions on the Contemplated Transactions, or (ii) by a Governmental Authority or any Third Party that is reasonably likely to result in a judgment against any of the Purchased Business Subsidiaries for Damages that, individually or in the aggregate, equal or exceed $5,000,000 unless the Company irrevocably agrees in writing to assume the defense of such claim (and all related claims) and to indemnify the Purchaser Indemnitees from and against all Damages arising from or related to such claim (and all related claims) without regard to any limitation on indemnification contained in Section 9.2.

(e) No Injunction.  No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) Consents.

(i) The Company has obtained each of the Consents and/or Orders set forth in Schedule 2.3(f)(i), without any cost to Purchaser and subject to the limitation set forth in Section 7.4(b) hereof, or any material change in the terms of any Material Contract and each such Consent or Order, as the case may be, is in full force and effect as of the Closing Date. Notwithstanding the foregoing, if the Lender Consent is not obtained by the time all other conditions under this Agreement to the Company’s obligation to consummate the Contemplated Transactions have been satisfied or waived, the Parties agree that, in the event the Second Closing is required (x) that obtaining the Lender Consent shall not be a condition to Purchaser’s obligation to consummate the Contemplated Transactions (other than the purchase and sale of the Delayed Equity Interests) and (y) that Purchaser’s obligation to consummate the purchase and sale of the Delayed Equity Interests in accordance with the terms and conditions of this Agreement shall be conditioned solely on obtaining the Lender Consent.

(ii) The Company and/or its Affiliates shall have timely submitted each of the notices set forth in Schedule 2.3(f)(ii) in the form and manner required under the terms and conditions of the Contract pursuant to which such notice is required in connection with the Contemplated Transactions and no such notice shall have been rejected, contested or disputed by the recipient(s) thereof.

(g) Audited Financials.  The Company shall have delivered to Purchaser the Audited Financial Statements.

(h) No Material Adverse Change.  Since the date of this Agreement, there has been no Material Adverse Change.

(i) New Title Policies.  Fidelity National Title Company shall have issued two ALTA extended coverage title insurance policies in favor of the relevant Acquired Subsidiaries, at Purchaser’s expense, with respect to the Uninsured Properties, consistent with the pro formas provided by Fidelity National Title Company set forth on Schedule C hereto (the “Pacho Pro Formas”), each with a so-called fairway endorsement.  “Uninsured Properties” means the real property set forth on Exhibit A of each of the Pacho Pro Formas.

(j) Partnership Amendments.

(i) The Company and each of the partners of San Luis Bay Limited Partnership, a California limited partnership, shall have entered into the Amendment to Agreement of Limited Partnership in the form of Schedule D hereto, and such amendment shall be in full force and effect as of the Closing.

(ii) The Company and each of the partners of Pacho Limited Partnership, a California limited partnership, shall have entered into the Amendment to Agreement of Limited Partnership in the form of Schedule E hereto, and such amendment shall be in full force and effect as of the Closing.

Section 2.4 Closing Deliveries of the Company.  At the Closing, the Company will deliver to Purchaser:

(a) a stockholder agreement in the form of Exhibit B attached hereto (the “Stockholder Agreement”), executed by the Company;

(b) a certificate of the Company signed by an executive officer of the Company certifying that the conditions set forth in Section 2.3(b) and Section 2.3(c) above have been satisfied (the “Company Officer’s Certificate”);

(c) a certificate of the Secretary of the Company and each Seller Subsidiary, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company, each Seller Subsidiary and each Purchased Business Subsidiary, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company and each Seller Subsidiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company and each Seller Subsidiary executing this Agreement and each Transaction Document on behalf of the Company and such Seller Subsidiary;

(d) the Estimated Purchased Cash, reduced by an amount equal to the outstanding balance, if any, under the Myrtle Beach LC as of the Closing (the “Holdback Amount”) solely in the event that the condition set forth in Section 2.5(e) is not satisfied at or prior to the Closing, with such Holdback Amount to be paid to Purchaser promptly upon, but in no event more than two Business Days following, the satisfaction of such condition following the Closing, by wire transfer of immediately available funds to a single bank account specified by Purchaser not less than two Business Days prior to the Closing;

(e) executed assignments and assumptions of equity interests, in the form set forth on Schedule F hereto, pursuant to which the Company and the applicable Seller Subsidiaries will assign, transfer and convey the Purchased Equity Interests to Purchaser and Purchaser will assume certain obligations (the “Purchased Equity Interest Assignments”);

(f) copies of all Consents required to be obtained pursuant to Section 2.3(f);

(g) releases of Encumbrances other than Permitted Encumbrances on the Assets and Equity Interests;

(h) all accounting records and documents of the Acquired Subsidiaries;

(i) the assignment, (i) in the form set forth on Schedule G hereto pursuant to which Baldwin Enterprises, Inc. (or its successor(s) or assign(s) (“Baldwin”)) transfers, assigns and conveys all of its rights and interests under the MB Mortgage to Purchaser (or its designee), executed by Baldwin and (ii) in the form set forth on Schedule H hereto, pursuant to which Baldwin transfers, assigns and conveys all of its rights and interests under the MB Promissory Note to Purchaser (or its designee), executed by Baldwin; and

(j) the side letter agreement between the Company and Purchaser, in the form set forth on Schedule 2.4(j) (the “Empire Side Letter”), executed by the Company.

(k) resignation letters from each director, manager and officer of the Acquired Subsidiaries; and

(l) a FIRPTA certificate, certifying that the Company and each Seller Subsidiary that is transferring any U.S. real property interest within the meaning of Code § 897(c) is a Person not subject to withholding under the Foreign Investment in Real Property Tax Act of 1980, 26 U.S.C. § 897, et. seq.

Section 2.5 Closing Deliveries of Purchaser.  At the Closing, Purchaser will deliver to the Company the following (each in a form and substance reasonably satisfactory to the Company):

(a) an executed stock certificate issued in the name of the Company representing the Closing Purchaser Shares, which stock certificate shall be stamped or otherwise imprinted with a legend stating that the Purchased Shares (i) have not been registered under the Securities Act and (ii) are subject to certain restrictions pursuant to the Stockholders Agreement;

(b) the Stockholder Agreement, executed by Purchaser;

(c) a certificate of Purchaser signed by an executive officer of Purchaser certifying that the conditions set forth in Section 2.2(b) and Section 2.2(c) above have been satisfied (the “Purchaser Officer’s Certificate”);

(d) a certificate of the Secretary of Purchaser, certifying that attached thereto are true and complete copies of (i) the Governing Documents of Purchaser, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of Purchaser executing this Agreement and each Transaction Document on behalf of Purchaser;

(e) evidence of the replacement or release in full of the Myrtle Beach LC and, as applicable, the acceptance of the new letter of credit by the City of Myrtle Beach, South Carolina;

(f) the Purchased Equity Interest Assignments, executed by Purchaser; and

(g) the Empire Side Letter, executed by Purchaser.

Section 2.6 Second Closing Deliveries of the Company.  At the Second Closing, if required under the terms of this Agreement, the Company will deliver to Purchaser:

(a) an executed assignment and assumption of equity interests, in the form set forth on Schedule I hereto, pursuant to which the LUK-REN will assign, transfer and convey the Delayed Equity Interests to Purchaser and Purchaser will assume certain obligations (the “Delayed Equity Interest Assignment”); and

(b) the Delayed Equity Distributions, if any.

Section 2.7 Second Closing Deliveries of Purchaser.  At the Second Closing, if required under the terms of this Agreement, Purchaser will deliver to the Company:

(a) an executed stock certificate issued in the name of the Company representing the Second Closing Purchaser Shares, which stock certificate shall be stamped or otherwise imprinted with a legend stating that the Purchased Shares (i) have not been registered under the Securities Act and (ii) are subject to certain restrictions pursuant to the Stockholders Agreement; and

(b) the Delayed Equity Interest Assignments, executed by Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the schedule delivered by the Selling Parties concurrently herewith and identified as the “Company Disclosure Schedule,” the Company represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 3.1 Organization.  The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the State of New York.  The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be materially adverse to the Purchased Business.

Section 3.2 Power and Authority.  The Company has all necessary corporate power and authority to conduct its business as currently conducted.  The Purchased Business is conducted, and the Assets and Equity Interests are all owned, by the Company and the Seller Subsidiaries listed on Section 3.2 of the Company Disclosure Schedule, as applicable, and not by any other Subsidiary of the Company.  The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”).  The execution, delivery and performance by the Company of the Seller Documents have been duly authorized by all requisite corporate action in accordance with applicable Law and the Company’s Governing Documents.  No vote of Company’s stockholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 3.3 Subsidiaries.

(a) Each Seller Subsidiary and each Acquired Subsidiary Entity, and to the Knowledge of the Company, each Investment Subsidiary Entity is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Seller Subsidiary and each Acquired Subsidiary Entity, and to the Knowledge of the Company, each Investment Subsidiary Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each Seller Subsidiary and each Acquired Subsidiary Entity, and to the Knowledge of the Company, each Investment Subsidiary Entity has full corporate or limited liability company power and authority to carry on the businesses in which such Subsidiary is engaged and to own and use the properties owned and used by such

Subsidiary.  Each Seller Subsidiary has full corporate or limited liability power and authority to execute, deliver and perform its obligations under the Seller Documents.  Section 3.3(a) of the Company Disclosure Schedule sets forth the limited liability company operating agreement of each of the Investment Subsidiary Entities (the “Investment Subsidiary LLC Agreements”) and, other than as set forth on Section 3.3(a) of the Company Disclosure Schedule, none of the Investment Subsidiary LLC Agreements has been amended or otherwise modified by course of performance, course of dealing or through any side letter or other arrangement with the parties thereto.

(b) All of the issued and outstanding shares of capital stock, membership interests or other equity interests of each Purchased Business Subsidiary are set forth in Section 3.3(b) of the Company Disclosure Schedule.  All of the outstanding equity interests of each Acquired Subsidiary Entity, Investment Subsidiary, and to the Knowledge of the Company, each Subsidiary of an Investment Subsidiary (i) have been duly authorized, are validly issued, fully paid and non-assessable, (ii) were issued in compliance with all applicable Laws and the Governing Documents of such entity, (iii) are not subject to any potential future mandatory capital contributions (whether at a known date or subject to a potential capital call), (iv) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the Persons set forth on Section 3.3(b) of the Company Disclosure Schedule, free and clear of all options, warrants, calls, puts, rights to subscribe, conversion rights and other Encumbrances.  The Acquired Subsidiary Equity Interests owned by the Selling Parties (and as set forth on Section 3.3(b) of the Company Disclosure Schedule) constitute 100% of the outstanding equity interests of the Acquired Subsidiaries.

(c) Each Acquired Subsidiary was formed to own, develop, maintain and realize value from the real property held by such Acquired Subsidiary and such Acquired Subsidiary has not engaged in any other business or activities.  Section 3.3(c) of the Company Disclosure Schedule sets forth, at September 30, 2013, (i) the Preferred Return on the outstanding amount of the Total LRI Contribution (as each such term is defined in the BR Holding LLC Agreement), (ii) the outstanding amount of the Total LRI Contribution (as such term is defined in the BR Holding LLC Agreement), (iii) the Preferred Return on the outstanding amount of the Total MWR Contribution (as each such term is defined in the BR Holding LLC Agreement), (iv) the outstanding amount of the Total MWR Contribution (as such term is defined in the BR Holding LLC Agreement), and (v) the Preferred Return, if any, owed to each Member with respect to such Member’s Additional Capital Contribution Account (as each such term is defined in the BR Hotel LLC Agreement).

(d) None of the Selling Parties or any of their respective Affiliates is owed any amounts from any of the Purchased Business Subsidiaries in respect of unreturned capital contributions made by such Person to any of the Purchased Business Subsidiaries.  As of September 30, 2013, BRP Leasing does not have any Liabilities.

(e) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Person to sell, transfer, or otherwise dispose of any capital stock, membership interests or other equity securities of any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary or that could require any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary, to issue, sell, or otherwise cause to become outstanding any of its own capital stock, membership interest or other equity securities (other than pursuant to this Agreement).  There are no outstanding stock appreciation, phantom stock, profit participation, preferred stock or liquidation preference or similar rights with respect to any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, membership interests or other equity interests of any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary.  No Person has any right to co-sell or cause Purchaser to acquire any equity interests in any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary.  No direct or indirect Subsidiary or Affiliate of the Company owns any equity interest in any Purchased Business Subsidiary other than the Selling Parties.

Section 3.4 Enforceability.  This Agreement has been duly executed and delivered by each Selling Party and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and legally binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms, except as such enforceability may be subject to the Bankruptcy and Equity Exceptions. Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and/or the applicable Seller Subsidiary party thereto, as the case may be, and, assuming due authorization, execution and delivery by Purchaser, will constitute valid and legally binding obligations of the Company and/or such Seller Subsidiary, as applicable, enforceable against the Company and/or such Seller Subsidiary, as applicable, in accordance with their respective terms, except as such enforceability may be subject to the Bankruptcy and Equity Exceptions.

Section 3.5 Consents.  No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any other Person is required for any Selling Party’s execution and delivery of the Seller Documents or consummation of the Contemplated Transactions.

Section 3.6 No Conflicts.  Neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company or any Seller Subsidiary will (a) conflict with or result in a breach of or default under any term, condition or provision of or require a consent or approval under (i) the Governing Documents of the Company, any Seller Subsidiary, any Acquired Subsidiary Entity, any Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary, (ii) any Law or Order to which the Company, any Seller Subsidiary, any Acquired Subsidiary Entity, any Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary is party or by which any such Person is bound, or (iii) any Material Contract or any Contract to which any Selling Party, any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity is a party or by which any such Person is bound, (b) result in the creation of any Encumbrance upon any Purchased Asset and Equity Interests or any assets owned by any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity, other than Permitted Encumbrances, (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Material Contract, or result in an obligation to pay any new or increased fees or expenses of any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity, which, in each case, would materially adversely affect the Purchased Business, (d) violate any “no shop” or any other exclusivity agreement entered into with any Person or any option, right of first refusal, right of first offer, right of first negotiation, pre-emptive right or other similar right of any Person with respect to the sale of the Assets and Equity Interests or the assets of any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity, (e) result in the imposition of any restrictions on any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity or the conduct of the Purchased Business or (f) result in a triggering event or distribution of rights under any rights agreement or “poison pill” of the Company or any Seller Subsidiary.

Section 3.7 Governing Documents.  Purchaser has been provided with access to complete and correct copies of (a) the Governing Documents of each Seller Subsidiary, (b) the Governing Documents, equity ownership records and minute books and records of each Acquired Subsidiary Entity and (c) the Governing Documents, equity ownership records and minute books and records of each Investment Subsidiary Entity in the possession or under the control of any Selling Party.  Such minute books and records of each Purchased Business Subsidiary contain complete copies of all resolutions adopted by its shareholders, members or similar constituents, all resolutions adopted by the board of directors, managers or similar governing body (and committees thereof) of such Purchased Business Subsidiary and any other action formally taken by such Purchased Business Subsidiary with respect to the Purchased Business.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to the Purchased Business or any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity.

Section 3.8 Financial Statements; Filings.

(a) Section 3.8(a) of the Company Disclosure Schedule contains complete and accurate copies of the unaudited combined balance sheet of the Acquired Subsidiary Entities (other than BRP Leasing) as of September 30, 2013 (the “Unaudited September 2013 Balance Sheet”) and the unaudited combined statements of operations of the Acquired Subsidiary Entities (other than BRP Leasing) for the nine month period then ended (collectively, the “September 2013 Financial Statements”).  The September 2013 Financial Statements were and will be derived from the Company’s historical financial statements, were and will be prepared in accordance with GAAP throughout the periods covered thereby, and accurately present the financial position of the Acquired Subsidiary Entities (other than BRP Leasing) as of the respective dates thereof and the results of operations of the Acquired Subsidiary Entities (other than BRP Leasing) for the periods covered thereby; provided, that the September 2013 Financial Statements are unaudited, are subject to audit adjustments and lack all footnote disclosures required by GAAP.

(b) Section 3.8(b) of the Company Disclosure Schedule contains complete and accurate copies of (i) the unaudited consolidated balance sheet of Brooklyn Renaissance Hotel LLC and its Subsidiaries (the “Renaissance Hotel Entities”) as of September 30, 2013 (the

“Latest Hotel Balance Sheet”) and the unaudited consolidated statements of operations and cash flows of the Renaissance Hotel Entities for the nine month period then ended (collectively, the “Interim Hotel Financial Statements”) and (ii) the audited consolidated balance sheets of the Renaissance Hotel Entities as of December 31, 2012 and as of December 31, 2011 and the audited consolidated statements of operations and cash flows of the Renaissance Hotel Entities for the twelve month periods then ended (collectively, together with the Interim Hotel Financial Statements, the “Hotel Financial Statements”).  The Hotel Financial Statements were prepared in accordance with GAAP throughout the periods covered thereby, and accurately present the financial position of the Renaissance Hotel Entities as of the respective dates thereof and the results of operations and cash flows of the Renaissance Hotel Entities for the periods covered thereby; provided, that the Interim Hotel Financial Statements are unaudited, and, in the case of the Interim Hotel Financial Statements, are subject to normal year-end adjustments (which are not material in the aggregate) and lack all footnote disclosures required by GAAP.

(c) Section 3.8(c) of the Company Disclosure Schedule contains complete and accurate copies of (i) the unaudited consolidated and combined balance sheet of Brooklyn Renaissance Holding Company LLC and its Affiliated Entities (the “Renaissance Holding Entities”) as of September 30, 2013 (the “Latest Holding Balance Sheet”) and the unaudited consolidated and combined statements of operations and cash flows of the Renaissance Holding Entities for the nine month period then ended (collectively, the “Interim Holding Financial Statements”) and (ii) the audited consolidated and combined balance sheets of the Renaissance Holding Entities as of December 31, 2012 and as of December 31, 2011 and the audited consolidated and combined statements of operations and cash flows of the Renaissance Holding Entities for the twelve month periods then ended (collectively, together with the Interim Holding Financial Statements, the “Holding Financial Statements”).  The Holding Financial Statements were prepared in accordance with GAAP throughout the periods covered thereby, and accurately present the financial position of the Renaissance Holding Entities as of the respective dates thereof and the results of operations and cash flows of the Renaissance Holding Entities for the periods covered thereby; provided, that the Interim Holding Financial Statements are unaudited, and, in the case of the Interim Holding Financial Statements, are subject to normal year-end adjustments (which are not material in the aggregate) and lack all footnote disclosures required by GAAP.

(d) Other than Permitted Encumbrances, no Acquired Subsidiary Entity or, to the Knowledge of the Company, no Investment Subsidiary Entity (i) is subject to any Indebtedness or (ii) has any off-balance sheet obligations, commitments or arrangements relating to any transaction or relationship between or among any Purchased Business Subsidiary, on the one hand, and any unconsolidated Affiliate of such Purchased Business Subsidiary, on the other.

(e) No Acquired Subsidiary Entity or, to the Knowledge of the Company, no Investment Subsidiary Entity has any liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for:  (i) liabilities disclosed on the Unaudited September 2013 Balance Sheet or the Latest Investment Balance Sheets, as applicable; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of a Purchased Business Subsidiary under Contracts binding upon such Purchased Business Subsidiary (other than resulting from any breach or acceleration thereof) either delivered or made available to Purchaser or its representatives prior to the date of this

Agreement; and (iv) liabilities incurred in the Ordinary Course of Business since the Unaudited September 2013 Balance Sheet or Latest Investment Balance Sheets, as applicable.

Section 3.9 Title to Assets; Sufficiency of Assets.

(a) The Acquired Subsidiary Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities own good and marketable title to, or a valid leasehold interest in, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the personal property and assets (other than real property assets) which are shown on the Unaudited September 2013 Balance Sheet or the Latest Investment Balance Sheets, as the case may be, or acquired thereafter.

(b) The assets and properties (whether real or personal, tangible or intangible) owned, leased or licensed by the Acquired Subsidiary Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities constitute all of the assets and properties necessary to operate the Purchased Business or otherwise used by the Purchased Business Subsidiaries during the past twelve months in the conduct of the Purchased Business.

Section 3.10 Condition of Assets.  The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of the Acquired Subsidiary Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities are adequate to conduct the Purchased Business as currently conducted.

Section 3.11 Receivables.  All of the receivables that are reflected on the September 2013 Financial Statements or arose after the date of the September 2013 Financial Statements or in the Ordinary Course of Business of the Acquired Subsidiary Entities, represent valid obligations of tenants, purchasers or customers arising from bona fide transactions in the Ordinary Course of Business.  To the Knowledge of the Company, all of the receivables that are reflected on the Investment Financial Statements or arose after the date of the Interim Investment Financial Statements or in the Ordinary Course of Business of the Investment Subsidiary Entities represent valid obligations of tenants, purchasers or customers arising from bona fide transactions in the Ordinary Course of Business.

Section 3.12 Insurance.  Section 3.12 of the Company Disclosure Schedule contains a complete and accurate list of all insurance policies as of the date of this Agreement (including the names of the insurers and insured, policy numbers and descriptions of the coverages, deductibles and expiration dates) that are owned by the Company and/or any of its Subsidiaries or name the Company and/or any of its Subsidiaries as an insured or loss payee and that pertain to the Purchased Business Subsidiaries and/or the assets, real estate, business, employees or other liabilities of the Purchased Business.  All such insurance policies are in full force and effect and all premiums due and payable thereon have been paid.  Neither the Company nor any of its Subsidiaries has received notice of termination or non-renewal of any such insurance policies in the past twelve months.

Section 3.13 Permits.  Section 3.13 of the Company Disclosure Schedule contains a complete and accurate listing and summary description of all material permits, licenses, franchises, or other operating certificates (collectively, the “Permits”) (i) owned or possessed by each Acquired Subsidiary Entity or (ii) used by the Company or any of its Subsidiaries in the conduct of the Purchased Business (other than with respect to the Investment Subsidiary Entities) or necessary for the conduct of the Purchased Business (other than with respect to the Investment Subsidiary Entities).  Each Acquired Subsidiary Entity owns or possesses all right, title and interest in and to all Permits which are necessary to conduct its business as presently conducted and shall use its commercially reasonable efforts to maintain all such Permits and the consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any such Permit, the loss of which would adversely affect the Purchased Business.  Each Acquired Subsidiary Entity is in material compliance with the terms and conditions of such Permits.  No loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

Section 3.14 Bank Accounts; Security Deposits.  Section 3.14 of the Company Disclosure Schedule contains a complete and accurate list of (a) all bank accounts, safety deposit boxes, joint accounts (together with the name of the joint holder thereof, if any) and lock boxes maintained by or for the benefit of each of the Acquired Subsidiary Entities (the “Purchased Business Bank Accounts”), (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from any Acquired Subsidiary Entity, and (c) all instruments or agreements to which any Acquired Subsidiary Entity is party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the Ordinary Course of Business.  All cash security deposits held by the Acquired Subsidiary Entities or Selling Parties on behalf of any Acquired Subsidiary Entity under the Leases are set forth on Section 3.14 of the Company Disclosure Schedule and are deposited and held in cash in the Purchased Business Bank Accounts.

Section 3.15 Conduct of Business.  Since December 31, 2012, none of the Acquired Subsidiary Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities, individually or in the aggregate, has suffered any Material Adverse Change.  Further, since December 31, 2012, none of the Company, any Subsidiary of the Company and/or any Purchased Business Subsidiary has, with respect to the Purchased Business:

(a) sold, leased, transferred, assigned or otherwise disposed of any material asset or property, tangible or intangible, used in or related to the Purchased Business, other than in the Ordinary Course of Business;

(b) entered into a Contract or option or any other commitment (which has not since closed) to sell any real property owned by any of the Purchased Business Subsidiaries;

(c) purchased any assets used in or related to the Purchased Business either (i) for a cost of more than $50,000 individually or $500,000 in the aggregate, or (ii) other than in the Ordinary Course of Business;

(d) entered into any Material Contract either (i) involving more than $100,000 per annum individually, or (ii) other than in the Ordinary Course of Business;

(e) accelerated, terminated, made modifications to, or cancelled (or received notice that any Person has accelerated, terminated, made modifications to, or cancelled) any Material Contract to which the Company or any Seller Subsidiary is a party, or by which any of them is bound, other than in the Ordinary Course of Business;

(f) imposed or suffered any Encumbrance (other than Permitted Encumbrances) to be imposed upon any of its assets, tangible or intangible, used in or related to the Purchased Business, other than in the Ordinary Course of Business;

(g) made or committed to make any capital expenditures for the Purchased Business in excess of $50,000 individually or $150,000 in the aggregate;

(h) made any capital investment in the Purchased Business or loan on behalf of the Purchased Business, or, in the case of the Purchased Business Subsidiaries, acquired the securities or assets of any other Person, in either case, in excess of $100,000;

(i) in the case of each of  the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities borrowed any money, incurred any capitalized lease obligation, issued any bonds, debentures, notes or other corporate securities evidencing borrowed money or any capitalized lease obligation or created, incurred, assumed or guaranteed any Indebtedness;

(j) delayed the payment of any material trade or other payable;

(k) made a write-down in excess of $25,000 of any accounts receivable, notes receivable, negotiable instrument or chattel paper of the Purchased Business;

(l) deferred maintenance on any equipment used in Purchased Business;

(m) waived any right or canceled or compromised any debt or claim related to the Purchased Business;

(n) amended or restated any Governing Document of the Company or any Governing Document of any Purchased Business Subsidiary;

(o) issued, sold or otherwise disposed of any of the capital stock, membership interests or other equity securities of any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary, or granted any options, warrants, participation or other rights to purchase or obtain (upon conversion, exchange, exercise or otherwise) any of the capital stock, membership interests or other equity securities of any Acquired Subsidiary Entity, Investment Subsidiary or, to the Knowledge of the Company, any Subsidiary of an Investment Subsidiary;

(p) in the case of each Acquired Subsidiary Entity and, to the Knowledge of the Company, each Investment Subsidiary (i) paid, declared or set aside any dividend or other distribution with respect to the capital stock or other equity securities of such Person or (ii) purchased, exchanged or redeemed any of its capital stock or other equity securities;

(q) suffered any casualty, damage, destruction, loss or interruption in use (whether or not covered by insurance) with respect to any asset or property used exclusively or primarily in the business of the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities, including any condemnation;

(r) terminated any employees, consultants or contractors of any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity;

(s) taken any act or omitted to take any act, or permitted any act or omission to occur, that would cause a breach of any Material Contract;

(t) received notice that it has failed to comply with any applicable Law with respect to the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities;

(u) made any change in accounting methods or principles with respect the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities; or

(v) entered into any agreement to do any of the foregoing.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Schedule contains a complete and accurate list of the Material Contracts in effect as of the date of this Agreement to which any Acquired Subsidiary Entity and, to the Knowledge of the Company, any Investment Subsidiary Entity, as the case may be, is a party (with the Material Contracts arranged in subsections corresponding to the lettered sections included in the definition of “Material Contracts” on Exhibit A hereto).

(b) The Company has made available to Purchaser a complete and accurate copy of each written Material Contract (together with all amendments, modifications, extensions and other agreements with respect thereto) and a written summary setting forth the material terms and conditions of each oral Material Contract.

(c) Except as set forth in Section 3.16 of the Company Disclosure Schedule:

(i) each Material Contract is a valid and binding agreement of the Acquired Subsidiary Entity and, to the Knowledge of the Company, the Investment Subsidiary Entity party thereto, enforceable against such Purchased Business Subsidiary in accordance with its terms (except to the extent that enforceability is subject to Bankruptcy and Equity Exceptions);

(ii) none of the Selling Parties, the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities, as the case may be, is in material breach of or default under any Material Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default;

(iii) to the Knowledge of the Company, no other Person party to any Material Contract is in material breach of, or is in material default under, any Material Contract;

(iv) none of the Selling Parties, the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities, as the case may be, has, at any time since December 31, 2012, (A) given any written notice or other communication or (B) received any written notice or other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the Material Contracts;

(v) there are no pending renegotiations of any of the Material Contracts and none of the Selling Parties, the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities, as the case may be, has received written notice from any Person party to any Material Contract regarding the termination, cancelation or material change to the terms of, any such Material Contract; and

(vi) none of the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities, as the case may be, relies upon or makes use of any rights under any Contract that has expired or been terminated.

Section 3.17 Employees.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all employees employed by any Acquired Subsidiary Entity (each such employee a “Purchased Business Employee”), identifying for each Purchased Business Employee, such Purchased Business Employee’s name, the applicable employing Acquired Subsidiary Entity (the “Purchased Business Employer”), the primary work location of such Purchased Business Employee, such Purchased Business Employee’s position, title, service date, salary or wage rate, other compensation payable to such Purchased Business Employee (including bonus target), accrued vacation balance and other paid time off, each Seller Employee Benefit Plan in which such Purchased Business Employee participates or is eligible to participate, and indicating whether such Purchased Business Employee is not fully available to perform work because of disability or other leave and the basis of such disability or leave and the anticipated date of return to full service.  Other than the Purchased Business Employees, there is no Person providing services to any of the Acquired Subsidiary Entities who is or could reasonably be deemed an employee of any of the Acquired Subsidiary Entities, and all other Persons providing services used in or related to the Purchased Business or on behalf of any Acquired Subsidiary Entity (“Purchased Business Service Providers”) are independent contractors under applicable Tax, employment and other Laws.

(b) No current or former independent contractor or consultant of any Acquired Subsidiary Entity is misclassified or should be considered an employee of any Acquired Subsidiary Entity (whether under applicable Law, any service agreement or otherwise).  No independent contractor or consultant (i) has provided services to any Acquired Subsidiary Entity for a period of six consecutive months or longer, or (ii) is eligible to participate in any Seller Employee Benefit Plan.  No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the applicable Purchased Business

Subsidiary.  No Purchased Business Employee is a party to or is bound by an confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on:  (i) the performance by such employee of any of his or her duties or responsibilities as an employee of an Acquired Subsidiary Entity or (ii) the business or operations of the Purchased Business.

(c) Neither the Company nor any Purchased Business Employer is party or subject to any collective bargaining agreement, or other Contract with a labor organization, work council, employee committee or other similar body (each a “Labor Organization”) with respect to Purchased Business Employees, nor is any such agreement presently being negotiated, nor is there any duty on the part of the Company or any Purchased Business Employer to bargain with, consult with, or obtain the approval of, any Labor Organization or labor-related Governmental Authority prior to the execution of this Agreement or as a condition to closing the Contemplated Transactions.  There is no pending or, to the Knowledge of the Company, threatened, with respect to the Purchased Business Employees:  (i) strike, slowdown, picketing, work stoppage, boycott, lockout, job action, labor dispute, (ii) charge, grievance proceeding or other claim against or affecting any Purchased Business Employer pertaining to labor relations or employment matters, asserted by an Purchased Business Employee or any Labor Organization, or pending before any Governmental Authority, and no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute, union organizing activity, question concerning representation, or any similar activity or dispute; (iii) union organizing activity, or (iv) question concerning representation or application for certification of a collective bargaining agent.  No Purchased Business Employer is or has ever been engaged in any unfair labor practice of any nature.

(d) Neither the Company nor any Purchased Business Employer is delinquent in payments to any Purchased Business Employee, any former employee of the Purchased Business Employers (“Former Employee”), or to any current or former independent contractor of a Purchased Business Employer, for any wages (including overtime pay), salaries, commissions, bonuses, fees or other compensation for any services performed for the Purchased Business Employer through the date of this Agreement.  No Purchased Business Employee or Former Employee has made a claim or, to the Knowledge of the Company, threatened to make a claim, against the Company or any Purchased Business Employer (under Law, contract or otherwise) with respect to (i) wages, including overtime, (ii) penalties associated with wage and hour violations, (iii) payment of accrued paid time off, including vacation, sabbatical, or paid sick leave, (iv) equal employment, discrimination or harassment Laws, (v) any other Laws pertaining to labor and employment, or (vi) workers’ compensation.  Neither the Company nor any Purchased Business Employer has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Purchased Business Employee or Former Employee (other than routine payments to be made in the Ordinary Course of Business).

(e) The employment of each Purchased Business Employee is terminable at will by the applicable Purchased Business Employer, without payment of severance or other compensation or consideration, and without advance notice.  The Company has made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Purchased Business Employees and Former Employees.

(f) No Purchased Business Employee has expressed an intention to terminate, or, to the Knowledge of the Company, threatened to give notice terminating, his or her employment with a Purchased Business Employer, or with the Purchaser subsequent to Closing.

(g) Since 2009, neither the Company nor any Purchased Business Employer has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Purchased Business Employer.

(h) Each Purchased Business Employer and the Company, with regard to Purchased Business Employees, is in compliance with Laws requiring work authorization and immigration Laws and each Purchased Business Employee is authorized under the Laws to perform the work assigned in the jurisdiction in which such Purchased Business Employee is presently working and no Purchased Business Employee is working under a visa or work authorization document.

Section 3.18 Employee Benefits.

(a) Within the last six years, none of the Selling Parties or any of their ERISA Affiliates has contributed to, has any obligation to contribute to, or has sponsored, maintained or contributed to, or has otherwise had any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to (i) any “multi-employer plan” as defined in ERISA § 3(37), (ii) any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a Selling Party (or one of its ERISA Affiliates) would have Liability under Section 4063 or 4064 of ERISA, or (iii) any plan described in Section 413(c) of the Code.  No Purchased Business Subsidiary maintains or sponsors, or has maintained or sponsored, any Seller Employee Benefit Plan within the last six years.

(b) Within the last six years, none of the Selling Parties or any of their ERISA Affiliates (i) sponsor, maintain or otherwise contribute to, or at any time has sponsored, maintained or contributed to, or has any Liability with respect to any Seller Employee Benefit Plan that is a “defined benefit plan” as defined in ERISA § 3(35), is subject to Title IV of ERISA or is subject to the minimum funding requirements of section 412 of the Code or (ii) has maintained, established, sponsored, participated in or contributed to, any Seller Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under the Code in which stock of any of the Selling Parties or any of their ERISA Affiliates is or was held as a plan asset.

(c) Within the last six years, none of the Purchased Business Subsidiaries is or has been a contributing sponsor (as such term is defined in ERISA § 4001(a)(13)) of a “defined benefit plan,” as such term is defined in ERISA §3(35) (a “Defined Benefit Plan”).  Section 3.18(c) of the Company Disclosure Schedule lists all Defined Benefit Plans that are maintained by Seller or any of its ERISA Affiliates.  None of the Purchased Business Employees is a participant in a Defined Benefit Plan for which the Seller or any of its ERISA Affiliates has or in the future could have a Liability under Title IV of ERISA, and none of the Purchased Business Subsidiaries has or could in the future have any such Liability on and after the Closing for a Defined Benefit Plan of the Seller or any of its ERISA Affiliates.  No “reportable event” (within the meaning of ERISA §4043(c)) has occurred or is reasonably expected to occur that either has resulted, or could reasonably be expected to result, in Liability to the Purchased Business Subsidiaries.  There is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority or any foreign regulatory agency with respect to any Defined Benefit Plan that could reasonably be expected to result in Liability to the Purchased Business Subsidiaries.  Neither the Seller nor any of its ERISA Affiliates has commenced any action to terminate a Defined Benefit Plan pursuant to Title IV of ERISA that either has resulted in or could reasonably be expected to result in Liability to the Purchased Business Subsidiaries.  The Pension Benefit Guaranty Corporation (the “PBGC”) has not provided notice to the Seller or any of its ERISA Affiliates of any action under ERISA §4042 with respect to any Defined Benefit Plan, and Seller does not reasonably expect the PBGC to take any such action.  As of the most recent valuation date, the amount of unfunded benefit liabilities (as such term is defined in ERISA §4001(a)(18)) for each of the Defined Benefit Plans maintained by Seller or any of its ERISA Affiliates is set forth in Section 3.18(c) of the Company Disclosure Schedule.

Notwithstanding any other provisions of this Agreement to the contrary (including, but not limited to Section 3.24), the representations and warranties of the Company in this Section 3.18 constitute the sole and exclusive representations and warranties of the Company relating to ERISA related matters.

Section 3.19 Real Estate.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a description of all real property that is owned by any of the Purchased Business Subsidiaries.  With respect to each Owned Real Property, (i) a Purchased Business Subsidiary or its predecessor is the insured party under a title insurance policy insuring title to such Owned Real Property, (ii) a description of such title insurance policies is included in Section 3.12 of the Company Disclosure Schedule, and (iii) since the applicable date of each such title insurance policy, the Purchased Business Subsidiary that owns such Owned Real Property has not taken any action to sell, transfer or encumber such Owned Real Property, other than Permitted Encumbrances.  Each reference herein to the Owned Real Properties, the Leased Real Properties and the Acquired Real Properties includes each portion thereof.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a list of all real property leased (as lessee), subleased (as sublessee) or otherwise licensed by each of the Purchased Business Subsidiaries.  All Leased Real Property is leased or subleased pursuant to the Leases or other agreements described in Section 3.19(b) of the Company Disclosure Schedule (together with all amendments, modifications, extensions and other agreements with respect thereto, the “Leased Real Property Leases”).  Each Leased Real Property Lease is in full force and effect against the applicable Acquired Subsidiary Entity and, to the Knowledge of the Company, the Investment Subsidiary Entity party thereto, subject to Bankruptcy and Equity

Exceptions.  With respect to each Leased Real Property Lease (other than the Leased Real Property Lease with Pacho Limited Partnership and the Leased Real Property Lease with San Luis Bay Limited Partnership (collectively, the “Pacho/San Luis Bay Leases”)), (i) each Purchased Business Subsidiary party to each Leased Real Property Lease or its predecessor in interest is the insured party under a title insurance policy insuring the leasehold interest in the Leased Real Property, (ii) such title insurance policies are listed in Section 3.12 of the Company Disclosure Schedule, and (iii) since the applicable date of each such title insurance policy, the applicable Purchased Business Subsidiary has not taken any action to sell, transfer or encumber its interest the applicable Leased Real Property, other than (x) Permitted Encumbrances, (y) as shown on the title commitment or title report obtained by Purchaser with respect to such Leased Real Property, and (z) as shown in Section 3.19(b) of the Company Disclosure Schedule.  Pacho Limited Partnership (i) has not received any notices or claims asserting that it does not have a good and valid leasehold interest in the Pacho/San Luis Bay Leases or that there are any Encumbrances against the Pacho/San Luis Bay Leases that would have a Material Adverse Effect, and (ii) since the date of acquisition by Pacho Limited Partnership of the leasehold interest in the Pacho/San Luis Bay Leases, it has not taken any action to sell, transfer or encumber its interest in the Pacho/San Luis Bay Leases, other than (x) Permitted Encumbrances, (y) as shown on the title commitment or the report obtained by Purchaser with respect to the Pacho/San Luis Bay Leases as listed on Section 3.19 of the Company Disclosure Schedule, and (z) as shown on Section 3.19(b) of the Company Disclosure Schedule.  To the Knowledge of the Company, each Purchased Business Subsidiary party to any Leased Real Property Lease is not, and no other party thereto is, in material default under any Leased Real Property Lease, and none of the Company, any Seller Subsidiary or any Acquired Subsidiary and, the Knowledge of the Company, any Investment Subsidiary has received written notice of any breach or default thereunder, or notice of cancellation or termination thereof.  The Company has made available to Purchaser a complete and accurate copy of each Leased Real Property Lease.

(c) The Company has made available to Purchaser, to the extent in the possession of the Company, the Seller Subsidiaries or the Acquired Subsidiary Entities, copies of all available building condition, inspection, zoning, assessments, reports and other documents that relate to the condition of the Acquired Real Properties.  With respect to each of the Acquired Real Properties owned or leased by any of the Acquired Subsidiary Entities and, to the Knowledge of the Company, with respect to each of the Acquired Real Properties owned or leased by any of the Investment Subsidiary Entities:

(i) except for the Leases set forth in Section 3.19(c) of the Company Disclosure Schedule, no Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity has leased or otherwise granted to any Person the right to use or occupy such Acquired Real Property, other than Leases with payments of less than $5,000 per year and for a term of less than 12 months;

(ii) other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal, Contract or other agreement to purchase such Acquired Real Property or any interest therein; and

(iii) all improvements completed by or on behalf of the Company or any of its Subsidiaries with respect to such Acquired Real Property have received all material approvals of applicable Governmental Authorities (including Permits, all of which have been fully paid for and are in full force and effect) required in connection with the ownership or operation thereof.

(d) To the Knowledge of the Company, there are no (i) contracts for services currently adversely affecting any of the Acquired Real Properties or (ii) challenges or appeals pending, or, threatened regarding the amount of the Taxes on, or the assessed valuation of, any of the Acquired Real Properties, and neither the Company nor any Seller Subsidiary has entered into any special arrangements or agreements with any Governmental Authority with respect thereto.  Other than the Acquired Real Properties, none of the Purchased Business Subsidiaries occupy any real property.

(e) No lienable work has been performed by or on behalf of the Company, any Seller Subsidiary, any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity on any of the Acquired Real Properties for which payment has not been made in full, other than in the Ordinary Course of Business for amounts of less than $50,000 in the aggregate.  None of the Company, any Seller Subsidiary, any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity, has received written notice of any material violation of any zoning, building, health, fire, water use or similar Law in connection with the ownership and/or use of any of the Acquired Real Properties.

(f) None of the Company, any Seller Subsidiary, any Acquired Subsidiary Entity or, to the Knowledge of the Company, any Investment Subsidiary Entity, has received any notice that either the whole or any portion of any of the Acquired Real Properties is to be condemned, requisitioned or otherwise taken by any public authority and no such Person has received any notice of any public improvements that may result in material assessments against or otherwise adversely affect any of the Acquired Real Properties.

(g) (i) There are no material brokerage or leasing commissions, rent credits, tenant improvement costs (including refurbishment and other allowances) and/or any other tenant inducement costs outstanding with respect to any of the Leases and (ii) with respect to each Lease, (A) to the Knowledge of the Company, no party to such Lease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect with respect to such Lease, (B) no security deposit or portion thereof deposited with respect to any Lease of an Acquired Subsidiary Entity or, to the Knowledge of the Company, an Investment Subsidiary Entity has been applied in respect of a breach or default under such Lease which has not been re-deposited in full, and (C) no Acquired Subsidiary Entity or, to the Knowledge of the Company, no Investment Subsidiary Entity, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in such Lease.

(h) Section 3.19(h) of the Company Disclosure Schedule sets forth a list of all leases (relating to any interest in real property) with respect to which any of the Acquired Subsidiary Entities or the Investment Subsidiary Entities is a party (whether as lessee, lessor, landlord, tenant, sublandlord, subtenant, etc.), other than residential leases (the “Real Property Leases”).  Each Real Property Lease is in full force and effect against each other party thereto, and is unmodified (except as noted in Section 3.19(h) of the Company Disclosure Schedule).  The copies of the Real Property Leases (and amendments thereto) made available by the Selling Parties to Purchaser are true, correct and complete copies of the Real Property Leases and amendments thereto.  None of the parties to any of the Real Property Leases is in breach of, or default under, the terms of such Real Property Lease.

Section 3.20 Environmental.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Schedule, each of the Selling Parties and the Acquired Subsidiary Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities is in compliance in all material respects with all terms and conditions of Environmental Permits currently in effect for the Purchased Business as currently conducted, and each of the Selling Parties and Purchased Business Subsidiaries and, to the Knowledge of the Company, the Investment Subsidiary Entities is and at all times has been in compliance in all material respects with all Environmental Laws with respect to the Purchased Business.

(b) Section 3.20(b) of the Company Disclosure Schedule contains a list of all material Environmental Permits as of the date of this Agreement that are required under Environmental Laws for the conduct of the Purchased Business as currently conducted, each such Environmental Permit is currently in full force and effect for the Purchased Business, and the Selling Parties have uploaded true, correct and complete copies of each such Environmental Permit to Purchaser’s electronic data room.  To the Knowledge of the Company, no material facts, circumstances or conditions exist with respect to any Acquired Subsidiary Entity or any Investment Subsidiary Entity that reasonably would be anticipated to result in the rescission or revocation of any such material Environmental Permit prior to the expiration date set forth in, or otherwise applicable under Environmental Law to, each such Environmental Permit.

(c) No notice, citation, inquiry, order or complaint is pending against or, to the Knowledge of the Company, threatened against any of the Selling Parties or any of the Purchased Business Subsidiaries alleging any material violation of or material Liability under any Environmental Law or Environmental Permit with respect to the Purchased Business.

(d) With respect to each of the Acquired Real Properties owned or leased by any of the Acquired Subsidiary Entities and, to the Knowledge of the Company, with respect to each of the Acquired Real Properties owned or leased by any of the Investment Subsidiary Entities, there exists no:  (i) underground storage tanks or associated equipment, (ii) materials or equipment containing asbestos, polychlorinated biphenyls, or radioactive materials, (iii) groundwater monitoring wells, drinking water wells, production water wells, or injection wells, or (iv) landfills, surface impoundments or disposal areas.

(e) With respect to each of the Acquired Real Properties owned or leased by any of the Acquired Subsidiary Entities and, to the Knowledge of the Company, with respect to each of the Acquired Real Properties owned or leased by of the Investment Subsidiary Entities, no Hazardous Materials are located at, on or under, or have been released or are migrating to or from, such Acquired Real Properties in such quantities or concentrations that (i) would reasonably be anticipated to result in a material violation of Environmental Laws, or (ii) exceed the applicable unrestricted residential use standards or soil or soil gas vapor intrusion screening levels under Environmental Laws.

(f) None of the (i) Selling Parties or the Acquired Subsidiary Entities has designed, manufactured, or installed products or other items containing asbestos, asbestos-containing materials or polychlorinated biphenyls at any of the Acquired Real Properties owned or leased by any of the Acquired Subsidiary Entities and (ii) to the Knowledge of the Company, the Investment Subsidiary Entities has designed, manufactured, or installed products or other items containing asbestos, asbestos-containing materials or polychlorinated biphenyls at any of the Acquired Real Properties owned or leased by any of the Investment Subsidiary Entities.

(g) To the Knowledge of the Company, the Selling Parties have made available to Purchaser all material environmental assessments, reports, remediation plans or agreements and other documents that relate to (i) any of the Acquired Real Properties or any real estate occupied by any of the Purchased Business Subsidiaries or (ii) any Purchased Business Subsidiary’s or any Purchased Business Subsidiary’s predecessors-in-interest’s past or current facilities or operations, which in each case are in the possession of the Selling Parties.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to Section 3.24), the representations and warranties of the Company in this Section 3.20 are the sole and exclusive representations and warranties of the Company relating to environmental matters.

Section 3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Schedule accurately identifies all Registered IP owned by any of the Purchased Business Subsidiaries and the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number.  All documents and instruments necessary to perfect the rights of the Purchased Business Subsidiaries in the Registered IP owned by the Purchased Business Subsidiaries have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. There are no pending proceedings involving the Purchased Business Subsidiaries in which the scope, validity or enforceability of any Registered IP owned by the Purchased Business is being challenged or contested.

(b) Each Acquired Subsidiary Entity and, to the Knowledge of the Company, each Investment Subsidiary Entity owns or otherwise has the valid right to use all Intellectual Property Rights necessary to conduct the business of such Purchased Business Subsidiary as currently conducted.  No material trademark or trade name owned, used or applied for by any of the Acquired Subsidiary Entities or, to the Knowledge of the Company, any of the Investment Subsidiary Entities conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

(c) None of the Acquired Investment Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities has licensed or uses any material Third-Party Intellectual Property Rights and/or Intellectual Property in the Purchased Business (other than software licenses for software that is generally available on standard terms for less than $25,000).

(d) None of the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities is infringing the Intellectual Property Rights of any other Person.  None of the Selling Parties, the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities has received any written notice alleging that any of the Purchased Business Subsidiaries is infringing any other Person’s Intellectual Property Rights.  There is no pending suit or legal action against any of the Selling Parties, the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities in which any such Person is alleged to have infringed the Intellectual Property Rights of another Person.  To the Company’s Knowledge, no Person has infringed or is currently infringing any Intellectual Property Rights of any of the Purchased Business Subsidiaries.

(e) The information technology systems, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems (collectively, other than the accounting services provided by or on behalf of the Company to the Acquired Subsidiary Entities, the “IT Systems”), in each case, owned, leased or licensed (i) by the Acquired Subsidiary Entities constitute all of the IT Systems necessary to operate the business of the Acquired Subsidiary Entities or otherwise used by the Acquired Subsidiary Entities during the past twelve months in the conduct of their business and (ii) by the Investment Subsidiary Entities, to the Knowledge of the Company, constitute all of the IT Systems necessary to operate the business of the Investment Subsidiary Entities or otherwise used by the Investment Subsidiary Entities during the past twelve months in the conduct of their business.

Notwithstanding any other provisions of this Agreement to the contrary (including, but not limited to Section 3.24), the representations and warranties of the Company in this Section 3.21 constitute the sole and exclusive representations and warranties of the Company relating to intellectual property matters.

Section 3.22 Taxes.

(a) Each Acquired Subsidiary Entity and, to the Knowledge of the Company, each Investment Subsidiary Entity has timely filed all income Tax Returns and other material Tax Returns that it was required to file.  All such Tax Returns were complete, accurate in all material respects and prepared in material compliance with all applicable Laws.  All Taxes payable by each Acquired Subsidiary Entity and, to the Knowledge of the Company, each Investment Subsidiary Entity, whether or not shown on any Tax Return, have been paid in full.  No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity currently is the beneficiary of any extension of time within which to file any Tax Return, other than an extension which is granted automatically under applicable Law.  With respect to each Acquired Subsidiary Entity and, to the Knowledge of the Company, each Investment Subsidiary Entity, no claim has been made in writing in the past three years by an authority in a jurisdiction where any Purchased Business Subsidiary does not file Tax Returns that such Purchased Business Subsidiary is or may be subject to taxation by that jurisdiction.  There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any of the Acquired Subsidiary Entities and, to the Knowledge of the Company, the Investment Subsidiary Entities that arose in connection with any failure or alleged failure to pay any Tax.

(b) Each Acquired Subsidiary Entity and, to the Knowledge of the Company, each Investment Subsidiary Entity has reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person.

(c) There is no presently outstanding dispute or claim concerning any Liability for Taxes of any Acquired Subsidiary Entity and, to the Knowledge of the Company, any Investment Subsidiary Entity claimed or raised by any Governmental Authority.  There is no pending or, to the Knowledge of the Company, threatened audits or other investigations in respect of Taxes of any Purchased Business Subsidiary.

(d) Section 3.22(d) of the Company Disclosure Schedule contains a complete and accurate list of all federal, state, local, and foreign income Tax Returns filed with respect to each Acquired Subsidiary Entity for taxable periods ended on or after January 1, 2010, and indicates those Tax Returns that have been audited.  The Company has made available to Purchaser correct and complete copies of all income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to with respect to any Acquired Subsidiary Entity, in each case since January 1, 2010, as well as the Schedule K-1 (or the equivalent) received by the Company with respect to each Investment Subsidiary Entity for such period.

(e) No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity has, with respect to any Tax, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect.

(f) The unpaid Taxes of any Acquired Subsidiary Entity (i) did not, as of the date of the Unaudited September 2013 Balance Sheet, exceed the reserve for Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited September 2013 Balance Sheet (rather than in any notes thereto) and (ii) do not as of the date of this Agreement exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Acquired Subsidiary Entity in filing its Tax Returns.

(g) No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) “closing agreement,” as described in Code § 7121 (or any corresponding or similar provision of Tax Law);

(iii) Intercompany Transaction (or any corresponding or similar provision or administrative rule of Tax Law);

(iv) installment sale or open transaction made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) election to defer the recognition of income from the discharge of indebtedness under Code § 108(i).

(h) No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity has (i) ever been a member of an “affiliated group” within the meaning of Code § 1504(a) filing a consolidated federal income Tax Return or any similar group for any foreign, state or local income Tax purpose (other than a group of which the Company or a Subsidiary of the Company was the common parent) or (ii) has any liability for Taxes of any Person under Reg. § 1.1502-6 or any similar Law or as a transferee or successor, by operation of law, or contract (other than pursuant to ordinary commercial contracts the primary purpose of which does not relate to Taxes).

(i) No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity is party to any Tax allocation or sharing Contract, the principal purpose of which is to provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit.

(j) No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity has participated in an international boycott within the meaning of Code § 999.

(k) No Acquired Subsidiary Entity and, to the Knowledge of the Company, no Investment Subsidiary Entity has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

Notwithstanding anything in this Agreement to the contrary, this Section 3.22 contains the sole and exclusive representations and warranties of the Company relating to Taxes.

Section 3.23 Litigation.  None of the Selling Parties, the Acquired Subsidiary Entities, the Acquired Real Properties owned or leased by any of the Acquired Subsidiary Entities or, to the Knowledge of the Company, the Investment Subsidiary Entities, or any of the Acquired Real Properties owned or leased by any of the Investment Subsidiary Entities, is a party to or bound or affected by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or Governmental Authority) with respect to any Purchased Business Subsidiary or the Purchased Business.  Section 3.23 of the Company Disclosure Schedule contains a complete and accurate list of each action, suit, proceeding, hearing or investigation (“Actions”) of, in, or before (any court or quasi-judicial or administrative agency of any Governmental Authority or before any arbitrator, (a) against any of the Purchased Business Subsidiaries, (b) with respect to or affecting the operations, assets, business or financial condition of the Purchased Business or (c) related to the consummation of Contemplated Transactions.

Section 3.24 Compliance with Laws.  Each Acquired Subsidiary Entity, each of the Acquired Real Properties owned or leased by an Acquired Subsidiary Entity, and, to the Knowledge of the Company, each Investment Subsidiary Entity and each of the Acquired Real Properties owned or leased by an Investment Subsidiary Entity, as the case may be, has complied in all material respects with and is in material compliance with all Laws, regulations and ordinances of federal, state and local Governmental Authorities which are applicable to the business, business practices or any owned or leased properties of such Purchased Business Subsidiary and to which such Purchased Business Subsidiary may be subject, and no claims have been filed against the Company or any of its Subsidiaries alleging a violation of any such laws or regulations, and neither the Selling Parties nor any of the Purchased Business Subsidiaries or Subsidiaries thereof has received notice of any such violations.  None of the Selling Parties, the Acquired Subsidiary Entities, any of the Acquired Real Properties owned or leased by any of the Acquired Subsidiary Entities, or, to the Knowledge of the Company, the Investment Subsidiary Entities, or any of the Acquired Real Properties owned or leased by any of the Investment Subsidiary Entities, as the case may be, is, or has been, in material violation of, delinquent under or being investigated for any material violation of any Law, Order or Permit relating to the Purchased Business.  The provisions of this Section 3.24 shall not apply to ERISA related matters which are covered exclusively in Section 3.18, environmental matters which are covered exclusively in Section 3.20, intellectual property matters which are covered exclusively in Section 3.21 and tax matters which are covered exclusively in Section 3.22.

Section 3.25 Certain Business Practices.  With respect to the Purchased Business, none of the Selling Parties, the Acquired Subsidiary Entities or any of their respective employee or other representatives, and, to the Knowledge of the Company, the Investment Subsidiary Entities or any of their respective employee or other representatives (a) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses, (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official, (c) has violated or is violating any Anti-Corruption Laws, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties, (e) has made, or is making, any false or fictitious entries on its accounting books and records, (f) has made, and is making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws, or (g) has otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

Section 3.26 Related Party Transactions.  Section 3.26 of the Company Disclosure Schedule contains a complete and accurate list of each agreement, arrangement or other business relationship between (a) any of the Purchased Business Subsidiaries and (b) any of (i) the Company and/or any of its Subsidiaries (other than a Purchased Business Subsidiary), (ii) the Company’s or any of its Subsidiary’s present directors, managers, officers and employees, (iii) the family members of any Person described in Section 3.26(b)(ii), and (iv) the entities controlled by any Person described in Section 3.26(b)(ii) or Section 3.26(b)(iii) or in which any such Person, directly or indirectly, has a material financial interest.

Section 3.27 Brokers.  Neither the Company nor any of its Subsidiaries (including the Acquired Subsidiary Entities) has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

Section 3.28 Investment.

(a) The Company is acquiring the Purchaser Shares hereunder for its own account with the present intention of holding such securities for purposes of investment, and the Company has no intention of selling such securities in a public distribution in violation of the federal securities Laws or any applicable state securities Laws; provided that nothing contained herein shall prevent the Company from transferring such securities in compliance with applicable securities Laws.

(b) The Company is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c) The Company understands that the Purchaser Shares to be acquired by it hereunder have not been registered under the Securities Act on the basis that the transfer provided for in this Agreement is exempt from the registration provisions thereof and that the Purchaser’s reliance on such exemption is predicated in part upon the representations of the Company set forth herein.

Section 3.29 No Other Representations or Warranties; Disclosure Schedules.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule) and the Company Officer’s Certificate, neither the Company nor any other Person makes any other representation or warranty whatsoever, express or implied, with respect to the Company, the Purchased Business Subsidiaries or their operations, financial condition, assets, liabilities or prospects, the Purchased Business, or the Contemplated Transaction, and the Company disclaims any other representations or warranties, whether made by the Company, the Seller Subsidiaries, any of their Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or representatives.  Except for the representations and warranties contained in this Article III (as modified by the Company Disclosure Schedule) and the Company Officer’s Certificate, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any manager, director, officer, employee, advisor, consultants agents or representative of the Company, the Seller Subsidiaries or any of their Affiliates).  The disclosure of any matter or item in the Company Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

Section 3.30 Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that Purchaser is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Purchaser in Article IV and the Purchaser Officer’s Certificate.  Any claims the Company may have for breach of representation or warranty shall be based solely on the representations and warranties of Purchaser set forth in Article IV and the Purchaser Officer’s Certificate.  The Company further acknowledges and agrees that none of Purchaser or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, its Subsidiaries or the Contemplated Transactions, beyond those expressly set forth in this Agreement and the Purchaser Officer’s Certificate, and none of Purchaser or any of its Affiliates will have or be subject to any liability to the Company resulting from the distribution to the Company or its representatives, or the Company’s use of, any such information, including any data room information provided to the Company or its representatives or any other document, information or projection in any form provided to the Company or its representatives in connection with the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization.  Purchaser is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where the failure to be so qualified and in good standing would not reasonably be expected to be materially adverse to Purchaser.

Section 4.2 Power and Authority.  Purchaser has all necessary corporate power and authority (a) to conduct its business as currently conducted and (b) to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”).  The execution, delivery and performance by Purchaser of the Transaction Documents have been duly authorized by all requisite corporate action in accordance with applicable Law and Purchaser’s Governing Documents.

Section 4.3 Enforceability.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of the Selling Parties, constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.  Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of the Selling Parties, will constitute, valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

Section 4.4 Consents.  Except for compliance with, and filings under, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act, no consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.5 No Conflicts.  Purchaser’s execution and delivery of the Purchaser Documents does not and Purchaser’s consummation of the Contemplated Transactions will not conflict with or result in a breach of (a) any provision of Purchaser’s Governing Documents or (b) any Law or Order to which Purchaser is party or by which Purchaser is bound.  Purchaser is not a party to or bound by any Contract under which (i) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, or (ii) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.6 Capitalization.

(a) The authorized capital stock of Purchaser consists of:  (i) 3,000,000 shares of preferred stock, par value $0.01 per share, of which zero shares have been issued and are outstanding as of the close of business on the day immediately preceding the date of this Agreement and (ii) 25,000,000 shares of Purchaser Common Stock, of which (x) 7,879,500 shares have been issued and are outstanding as of the close of business on the day immediately preceding the date of this Agreement and (y) 395,409 shares are held by Purchaser as treasury stock as of the close of business on the day immediately preceding the date of this Agreement.  All of the outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) As of the date of this Agreement:  (i) 94,500 shares of Purchaser Common Stock are subject to issuance pursuant to options granted and outstanding under the Purchaser Equity Incentive Plan and (ii) 405,400 shares of Purchaser Common Stock are reserved for future issuance under the Purchaser Equity Incentive Plan.  Other than as set forth in this Section 4.6(b), there is no issued, reserved for issuance, outstanding or authorized stock option, stock unit, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to Purchaser.

(c) Except as set forth in this Section 4.6, there are no:  (i) outstanding shares of capital stock, or other equity interest in, Purchaser; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of Purchaser, in each case other than derivative securities not issued by Purchaser; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of Purchaser; or (iv) Contracts under which Purchaser is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 4.7 SEC Filings; Financial Statements.

(a) Since January 1, 2011, Purchaser has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Purchaser with the SEC (the “Purchaser SEC Documents”). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents and, except to the extent that information contained in such Purchaser SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Purchaser SEC Document, none of the Purchaser SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financial Statements”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein, that are not, individually or in the aggregate, material).

(c) Purchaser maintains, and at all times since December 31, 2011 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that:  (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Purchaser; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser that could have a material effect on the Purchaser Financial Statements. Purchaser has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all material information required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since December 31, 2011, neither Purchaser nor Purchaser’s independent registered accountant has identified or been made aware of:  (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Purchaser; (B) any illegal act or fraud, whether or not material, that involves Purchaser or its management or other employees; or (C) any claim or allegation regarding any of the foregoing.  There are no outstanding loans made by Purchaser or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser.

Section 4.8 Opinion of Financial Advisor.  Purchaser’s Special Committee of its Board of Directors has received the opinion of Duff & Phelps LLC, as financial advisor to the Special Committee, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Closing Consideration is fair, from a financial point of view, to Purchaser.

Section 4.9 Environmental.  Purchaser is in compliance in all material respects with all Environmental Laws and Environment Permits applicable to Purchaser’s business and Purchaser is not subject to any pending or, the Knowledge of Purchaser, threatened Action alleging that Purchaser has any Liability arising under Environmental Law or related to the presence of Hazardous Materials at, on, under or migrating to or from any real property owned, operated or leased by Purchaser.

Section 4.10 Purchaser Material Adverse Change.  Since December 31, 2012, neither Purchaser nor its Subsidiaries, individually or in the aggregate, has suffered a Purchaser Material Adverse Change.

Section 4.11 Brokers.  Neither Purchaser nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions, other than to Duff & Phelps LLC.

Section 4.12 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV and the Purchaser Officer’s Certificate, neither Purchaser nor any other Person makes any other representation or warranty whatsoever, express or implied, with respect to Purchaser, any of its Affiliates, the operations, financial condition, assets, liabilities or prospects of Purchaser or any of its Affiliates or the Contemplated Transaction, and Purchaser disclaims any other representations or warranties, whether made by Purchaser, any of its Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or representatives.  Except for the representations and warranties contained in this Article IV and the Purchaser Officer’s Certificate, Purchaser hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any manager, director, officer, employee, advisor, consultants agents or representative of the Purchaser or any of its Affiliates).

Section 4.13 Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III (as modified by the Company Disclosure Schedule) and the Company Officer’s Certificate.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in

Article III (as modified by the Company Disclosure Schedule) and the Company Officer’s Certificate.  Purchaser further acknowledges and agrees that none of the Company, the Seller Subsidiaries or any of their Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or the Purchased Business, or the Contemplated Transactions, beyond those expressly set forth in this Agreement and the Company Officer’s Certificate, and none of the Company, the Seller Subsidiaries or any of their Affiliates will have or be subject to any liability to Purchaser resulting from the distribution to Purchaser or its representatives, or Purchaser’s use of, any such information, including any data room information provided to Purchaser or its representatives or any other document, information or projection in any form provided to Purchaser or its representatives in connection with the Contemplated Transactions.

ARTICLE V
PRE-CLOSING COVENANTS

Section 5.1 Further Actions.

(a) Each Party will, and will cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Parties and their Affiliates and to take such actions and execute and deliver any documents or instruments that are necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable, including using commercially reasonable efforts to (i) obtain each of the consents, authorizations, Orders, acknowledgements or approvals required to be disclosed pursuant to Section 3.5, Section 3.6, Section 4.4 or Section 4.5 or listed in Schedule 2.2(g), (ii) prevent the entry, enactment or promulgation of any pending or threatened Order that would prevent, prohibit or delay the consummation of the Contemplated Transactions, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Contemplated Transactions, (iv) effect all necessary, registrations, applications, notices and other filings required by applicable Law to consummate the Contemplated Transactions (including all filings under any Antitrust Laws, as applicable), and (v) cooperate with the other Parties with respect to all filings by any other Party that is required by applicable Law or that such other Party otherwise elects to make to consummate the Contemplated Transactions.

(b) In the event that there are any assets which were used by the Purchased Business Subsidiaries prior to the Closing and which were owned by the Company or any of its Subsidiaries (other than Purchased Business Subsidiaries), but which would have been assigned to the Purchased Business Subsidiaries prior to the Closing but for the fact that such asset was not discovered until after the Closing or inadvertently was not assigned (each, a “Later Discovered Asset”), to the extent permitted under Law, Purchaser and the Company agree to cooperate in assigning to Purchaser such Later Discovered Asset for no additional consideration.

Section 5.2 Operation of the Business.  Between the date of this Agreement and the Closing Date, unless Purchaser shall otherwise agree in writing, the Company shall (and shall cause each of its Subsidiaries to) conduct the Purchased Business in the Ordinary Course of Business, and preserve intact the organization of the Purchased Business, substantially keep available the services of the Purchased Business Employees and the Purchased Business Service Providers and substantially preserve the current relationships of the Purchased Business with customers, suppliers, Tenants and other Persons with which the Purchased Business has material business relations.  For the avoidance of doubt, the Company shall, and shall cause each of its Subsidiaries to, pay all registration, maintenance, renewal, and annuity fees due by any of the Purchased Business Subsidiaries prior to and as of the Closing Date, without extensions of time or late payment fees.  In furtherance of the foregoing and in no way limiting the foregoing, between the date of this Agreement and the Closing Date, the Company shall, except as set forth in Section 5.2 of the Company Disclosure Schedule:

(a) if requested in writing by Purchaser, to the extent permitted by applicable Law, report to Purchaser regarding the Purchased Business Subsidiaries and the Purchased Business (including the status thereof); provided, that, the Company shall only be required to report information that is currently available to the Company and that is prepared in a format that is currently used by the Company to report such information or a format required pursuant to this Agreement;

(b) maintain each of the Acquired Real Properties in a state of repair and condition that is consistent with the Ordinary Course of Business;

(c) operate and manage each of the Acquired Real Properties in the same manner as currently operated;

(d) maintain each of the Acquired Real Properties in accordance with all applicable Laws affecting such Acquired Real Property or require Tenants to do so if required by the Leases, in the same manner as currently maintained;

(e) maintain all present services relating to each of the Acquired Real Properties (such as landscaping, HVAC maintenance, elevator maintenance and similar services), on a substantially similar basis as currently maintained;

(f) keep in full force and effect, without amendment or other modification, all material rights relating to the Purchased Business;

(g) comply in all material respects with all Laws, Permits and Orders relating to the Purchased Business;

(h) continue in full force and effect the insurance coverage under the policies required to be disclosed in Section 3.12 of the Company Disclosure Schedule or substantially equivalent policies;

(i) perform when due, and otherwise comply with, all of the material obligations and duties of the Purchased Business Subsidiaries under the Leases; and

(j) maintain all books and records relating to the Purchased Business in the Ordinary Course of Business.

Section 5.3 Negative Covenants.  Between the date of this Agreement and the Closing Date, the Company shall not (and shall cause each of its Subsidiaries not to) directly or indirectly take any of the following actions in connection with the Purchased Business without the prior written consent of Purchaser (which can be by confirmatory email and which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth on Section 5.3 of the Company Disclosure Schedule:

(a) adopt any change to any Governing Document of any of the Purchased Business Subsidiaries;

(b) issue, sell, pledge, transfer, assign, dispose of or otherwise subject to any Encumbrance (other than a Permitted Encumbrance) any of the equity interests of any Purchased Business Subsidiary or any material assets (or any material portion of the assets) of any Purchased Business Subsidiary;

(c) amend, waive, modify or consent to the termination of any Material Contract or Permit or amend, waive, modify or consent to the termination of rights of any Purchased Business Subsidiary thereunder, or enter into any Contract that would be a Material Contract if entered into prior to the date hereof;

(d) except as set forth on Section 5.3(d) of the Company Disclosure Schedule, authorize, make, or commit to make any capital expenditure (including leasehold improvements) in each case after November 1, 2013;

(e) enter into any service, equipment, supply, maintenance or concession agreements relating to the operation of any of the Acquired Real Properties (or terminate, amend, modify or renew any such agreement);

(f) except as required by any Seller Employee Benefit Plan or as required by applicable Law:  (i) increase the base salary or bonus opportunity of any Purchased Business Employee, except in connection with a Purchased Business Employer’s annual merit reviews conducted in the Ordinary Course of Business, (ii) increase any other compensation, fees or benefits of any Purchased Business Employee or Purchased Business Service Provider or otherwise make any changes to such compensation or benefit terms, (iii) grant any equity or equity-based compensation to any Purchased Business Employee or Purchased Business Service Provider (except for such grants made in the Ordinary Course of Business consistent with past practices for which the Company will be solely liable), (iv) grant or provide any new contractual severance rights or protections to any Purchased Business Employee or Purchased Business Service Provider;

(g) make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Purchased Business, except as required by applicable Law or GAAP or any changes to GAAP required to be applied after the date of this Agreement;

(h) pay, discharge or satisfy any claim or Liability relating to any of the Purchased Business Subsidiaries and/or the Purchased Business, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business or as otherwise contemplated by this Agreement;

(i) except for the collection of receivables, use any assets of the Purchased Business to pay any costs or expenses arising out of or relating to the Contemplated Transactions;

(j) enter into any settlement of any Action with any Governmental Authority or other Person relating to the Purchased Business or any of the assets or Liabilities of the Purchased Business Subsidiaries;

(k) enter into any new Lease, or amend, modify, cancel, terminate or accept any assignment, sublease or surrender of an existing Lease, other than renewals of existing Leases and Leases of residential properties in the Ordinary Course of Business;

(l) amend or otherwise modify any of the GSA Documents;

(m) engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.15 above;

(n) enter into an agreement to do any of the foregoing.

Section 5.4 Access Rights.  The Company agrees that from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the following provisions shall apply:

(a) Without unreasonably interfering with the Company’s conduct of its business before Closing, Purchaser shall be permitted reasonable access to any Purchased Business Employees and/or Purchased Business Service Providers to discuss the Purchased Business following the consummation of the Contemplated Transactions, including, without limitation, in-person contact and communication with such Purchased Business Employees and/or Purchased Business Service Providers at the Company’s or any Seller Subsidiary’s premises during the Company’s or such Subsidiary’s normal business hours, provided that Purchaser shall give the Company notice of such plans and shall provide details of such plans if requested.  The Company and Purchaser shall cooperate with each other in arranging or coordinating any access by Purchaser to the Purchased Business Employees and/or Purchased Business Service Providers for the purpose of contacting or communicating with them under this Section 5.4(a).  Additionally, Purchaser and its representatives shall be permitted to contact and communicate directly with (i) the equity holders of the Investment Subsidiaries and (ii) those Persons who have partnered with, or who have provided services to, the Company and/or any of its Subsidiaries in connection with the Purchased Business.

(b) Purchaser and its representatives shall have reasonable access, upon reasonable advance notice, and subject to compliance with Law, to the materials and personnel of the Company and/or its Subsidiaries during normal business hours for the purpose of coordinating and implementing the sale and transfer of the Purchased Business from the Selling Parties to Purchaser pursuant to this Agreement.

(c) The Company shall, upon reasonable advance notice and subject to compliance with Law, provide the Purchaser with full access to, and copies of, all of the properties, books, contracts, documents, insurance policies, records and personnel relating to the

Purchased Business, the Purchased Business Employees, the Purchased Business Service Providers and the Purchased Business Subsidiaries, including without limitation, all accounting records, ledgers, invoices and other documents supporting the amounts reflected in the September 2013 Financial Statements, during normal business hours.  Nothing herein shall require the Company to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege.

(d) Purchaser and its representatives shall have the right to enter upon any of the Acquired Real Properties, subject to restrictions in any applicable lease, to conduct surveys, inspections, investigations and/or studies, including a non-invasive inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement.  Purchaser understands and agrees that any on-site inspections of any of the Acquired Real Properties shall occur at reasonable times agreed upon by the Company and Purchaser after reasonable prior written notice to the Company and shall be conducted so as not to unreasonably interfere with the use of such Acquired Real Property by the Selling Parties.  The Company reserves the right to have a representative present during any such inspections.  In the event that Purchaser desires to conduct reasonable on site testing at any of the Acquired Real Properties, Purchaser shall coordinate such testing with the Company.  Purchaser hereby agrees to indemnify, defend and hold harmless the Company, its Subsidiaries, the Purchased Business Subsidiaries and their respective successors and permitted assigns from and against any and all Damages arising from or relating to any activities taken by Purchaser or its consultants, representatives, agents, employees and/or agents pursuant to this Section 5.4.

Section 5.5 Notifications.  Until the Closing, each Party will promptly deliver written notice to the other Parties of any event, fact, circumstance or condition that constitutes or could reasonably be expected to (a) cause a breach of any representation or warranty made by such Party as of the date of this Agreement, (b) except as expressly contemplated by this Agreement, cause a breach of any such representation or warranty had such representation or warranty been made as of the occurrence of such event or discovery of such fact, circumstance or condition, (c) cause a breach of any of such Party’s covenants under this Agreement, (d) render the satisfaction of the conditions in Section 2.2 or Section 2.3 impossible or unlikely or (e) cause a prevention, prohibition or delay of the timely consummation of the Contemplated Transactions.

Section 5.6 Exclusivity.

(a) The Company acknowledges and agrees that, commencing on the date of this Agreement and until the earlier of the Closing or the date on which this Agreement has been terminated by its terms (the “Exclusivity Period”), Purchaser shall have the sole and exclusive right to consummate the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated by its terms, the Company shall not (and shall not permit any of its Subsidiaries and/or any Person acting on its behalf to), directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its or the Company’s respective officers, directors, partners, members, shareholders, Affiliates, employees, agents and other representatives) relating to any acquisition and/or assignment of a material portion of the assets of, or any of the equity interests in, any of the Purchased Business

Subsidiaries (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(c) The Company represents that it has suspended (and has caused the Company and/or any Person acting on its behalf to suspend), and shall cease for the duration of the Exclusivity Period, all contacts, discussions and negotiations with third parties (other than Purchaser and its Affiliates, agents and representatives) regarding any Acquisition Proposal.  The Company shall promptly notify Purchaser if any such Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (including any Person with whom the Company has already had such discussions), is made.

Section 5.7 Filings; Other Actions.

(a) Subject to the terms and conditions set forth in this Agreement, Purchaser and the Company shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with any filing made with, or any notice (including each of the notices set forth on Schedule 2.3(f)(ii)) or written materials submitted to, any Third Party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

(b) Subject to applicable Laws, each of Purchaser and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.8 Liens.  Except for the MB Mortgage, prior to the Closing, any deeds of trust, mortgages, mechanics and materialmen liens and/or other monetary liens created by the Company or any of its Subsidiaries with respect to any of the Acquired Real Properties (collectively, the “Company Liens”), must be removed from such Acquired Real Property by the Company at or prior to the Closing, and the Company covenants to cause the Company Liens to be removed or satisfied, subject to the reasonable satisfaction of Purchaser, at the Company’s sole cost and expense, from all of the Acquired Real Properties on or before the Closing, except for Permitted Encumbrances or as set forth on Section 5.8 of the Company Disclosure Schedule.

Section 5.9 Settlement of Indebtedness and Intercompany Accounts.  Except for the MB Mortgage and the MB Promissory Note, prior to or at the Closing, the Company shall (and shall cause each of its Subsidiaries to) fully and finally satisfy all outstanding (a) Indebtedness of the Purchased Business Subsidiaries, (b) Liabilities owed by any of the Purchased Business Subsidiaries to the Company and/or any of the Company’s Affiliates and (c) Retained Liabilities, so that none of the Purchased Business Subsidiaries is subject to any Retained Liabilities following the Closing.

Section 5.10 Certain Financial Obligations.  At or prior to the Closing, Purchaser will use commercially reasonable efforts, but shall not be required, to post a letter of credit, acceptable to the City of Myrtle Beach, South Carolina, to replace the letter of credit set forth on Section 5.10 of the Company Disclosure Schedule (the “Myrtle Beach LC”); provided, solely in the event that Purchaser is unable to post a letter of credit to replace the Myrtle Beach LC prior to the Closing, Purchaser will reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company following the Closing in order to maintain the Myrtle Beach LC on substantially the same terms and conditions as existed immediately prior to the Closing.  From and after the Closing, Purchaser shall make all payments required under the Empire Side Letter in a timely manner in accordance with the terms thereof.

Section 5.11 Audited Financials.  Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Purchaser (a) the audited combined balance sheet of the Acquired Subsidiary Entities (other than BRP Leasing) as of December 31, 2013 and the audited combined statements of operations and cash flows of the Acquired Subsidiary Entities (other than BRP Leasing) for the twelve month periods then ended and (b) the audited combined balance sheet of the Acquired Subsidiary Entities (other than BRP Leasing) as of December 31, 2012 and the audited combined statements of operations and cash flows of the Acquired Subsidiary Entities (other than BRP Leasing) for the twelve month period then ended (clauses (a) and (b) collectively, the “Audited Financial Statements”).  All out-of-pocket costs, fees and expenses incurred in connection with the delivery of the Audited Financial Statements shall be borne 50% by the Company and 50% by Purchaser.

Section 5.12 BRP Leasing.  The Company shall use its commercially reasonable efforts to take all actions and do all things necessary on the part of the Company and its Affiliates to prepare, submit, finalize and execute the GSA Documents (including the documents required to be submitted to the GSA under FAR Subpart 42.1204) in accordance with the applicable procedures set forth in FAR Subpart 42.12 prior to the Closing (or, as soon as practicable following the Closing in the event that the transactions contemplated by the GSA Documents are not fully consummated prior to the Closing).

Section 5.13 Delayed Equity Interests.  Solely in the event a Second Closing is required under the terms of this Agreement, the Parties agree that notwithstanding anything to the contrary in the organizational documents of BR Holdings LLC (including the BR Holding LLC Agreement), at all times during the period beginning on the Closing Date and ending on the earlier of the Second Closing Date and the Second Closing Termination Date, the Company shall vote (or cause to be voted) the Delayed Equity Interests on any matter submitted to the members of BR Holdings LLC for a vote at any meeting, however called, or by written consent of the members, in the same manner in which Purchaser votes its equity interests in BR Holdings LLC on such matter.

ARTICLE VI
TERMINATION

Section 6.1 Termination Events.  This Agreement and the Contemplated Transactions may, with written notice given before the Closing, be terminated:

(a) by mutual written consent of Purchaser and the Company;

(b) by the Company (i) upon a breach of any representation or warranty of Purchaser in this Agreement or a breach of any covenant or agreement on the part of Purchaser in this Agreement, in either case, such that the conditions set forth in Section 2.2(b), Section 2.2(c), or Section 2.2(d) would not be satisfied (a “Purchaser Terminating Breach”), provided that, if such Purchaser Terminating Breach is curable prior to the expiration of thirty (30) days from notice of such breach (but in no event later than the End Date) by Purchaser, through the exercise of its commercially reasonable efforts and for so long as Purchaser, continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 6.1(b)(i) unless such thirty (30) day period expires without such Purchaser Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, (iii) if the Closing has not occurred before or on the End Date (provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on the End Date), (iv) if there shall have occurred any Purchaser Material Adverse Change since the date of this Agreement that shall be continuing and is not capable of being cured prior to the Closing or (v) pursuant to Section 7.4(b).

(c) by Purchaser (i) upon a breach of any representation or warranty of the Company in this Agreement or a breach of any covenant or agreement on the part of the Company in this Agreement, in either case, such that the conditions set forth in Section 2.3(b), Section 2.3(c) or Section 2.3(d), would not be satisfied (a “Company Terminating Breach”), provided that, if such Company Terminating Breach is curable prior to the expiration of thirty (30) days from notice of such breach (but in no event later than the End Date) by the Company, through the exercise of its commercially reasonable efforts and for so long as the Company, continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 6.1(c)(i) unless such thirty (30) day period expires without such Company Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, (iii) if the Closing has not occurred before or on the End Date (provided that the right to terminate this Agreement under this Section 6.1(c)(iii) shall not be available if

Purchaser’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on the End Date), (iv) if there shall have occurred any Material Adverse Change since the date of this Agreement that shall be continuing and is not capable of being cured prior to the Closing or (v) pursuant to Section 7.4(b).

Section 6.2 Effect of Termination.

(a) The termination rights of the Parties under Section 6.1 are in addition to their rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies.

(b) If a Party terminates this Agreement pursuant to Section 6.1, then all liability or obligations of the Parties for willful breach of this Agreement shall survive and all other obligations under this Agreement, other than those under Section 10.3, will terminate.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Further Assurances.  After the Closing (and with respect to the Delayed Equity Interests, if any, the Second Closing Date), each Party will take all further actions and execute and deliver all further documents after the Closing that are necessary (a) to transfer and convey the Assets and Equity Interests to Purchaser on the terms herein contained and (b) to consummate the Contemplated Transactions.

Section 7.2 Books and Records.  The Company and its Subsidiaries, on the one hand, and Purchaser and its Subsidiaries, on the other, will each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Purchased Business available for inspection and copy by the other Party or its duly appointed representatives (reasonably acceptable to the other Party) for reasonable business purposes at reasonable times during normal business hours for a period consistent with such Party’s record-retention policies and practices to enable the other Party to prepare financial statements or Tax returns or deal with Tax audits.

Section 7.3 Litigation Support.

(a) Prior to the Closing, the Company shall give Purchaser the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or any of its Subsidiaries relating to the Contemplated Transactions, and the right to consult on any settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Purchaser’s prior written consent if such settlement would have a negative effect on any Purchased Business Subsidiary and/or the Purchased Business following the Closing.  The Company shall promptly notify Purchaser of any such litigation and shall keep Purchaser reasonably and promptly informed with respect to the status thereof.

(b) Prior to the Closing, Purchaser shall give the Company the right to review and comment on all material filings or responses to be made by Purchaser in connection with any litigation against the Purchaser and/or any of its Subsidiaries relating to the Contemplated Transactions, and the right to consult on any settlement with respect to such litigation, and Purchaser will in good faith take such comments into account.  Purchaser shall promptly notify the Company of any such litigation and shall keep the Company reasonably and promptly informed with respect to the status thereof.

(c) Following the Closing, if any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the Contemplated Transactions, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article IX, in which case Article IX, and not this Section 7.3(c), shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make available all personnel and provide all testimony and access to its books that is necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business hours).

Section 7.4 Payment of Transaction Taxes and Fees.

(a) Except as specifically set forth to the contrary in this Agreement (including, for the avoidance of doubt, Section 7.4(b) below), all transfer Taxes, conveyance fees, title application fees, documentary transfer fees and Taxes, registration fees and recording charges, in each case, incurred in connection with consummation of the Contemplated Transactions (“Transfer Charges”) shall be borne 50% by the Company and 50% by Purchaser; provided, that for the avoidance of doubt, the Parties acknowledge and agree that for purposes of determining the Transfer Charges payable in respect of any Acquired Real Property, the Parties shall use, as applicable, the Transfer Value of such Acquired Real Property.  The Company will prepare, file or deliver to the applicable Party for filing, all necessary Tax Returns and other documentation with respect to the Transfer Charges.  If required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The Company shall be responsible for, and shall pay to the City of New York (or to the ground lessee under the New York Ground Leases for payment to the City of New York), at or prior to the Closing, the full amount of the Proceeds Payments due under the New York Ground Leases; provided, that in the event of any dispute with the City of New York over the amount of any Proceeds Payment due, the Company (i) shall pay the City of New York, at the Closing, the aggregate amount of the Proceeds Payments not in dispute and (ii) shall at or prior to the Closing, either pay to Depository (as such term is defined in the New York Ground Leases) any additional amount claimed to be due by the City of New York or provide the City of New York with a bond or irrevocable letter of credit securing the amount in dispute, in each case, in accordance with the terms of the New York City Ground Leases.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to pay more than $3,100,000 in the aggregate in respect of the Proceeds Payments due to the City of New York under the New York Ground Leases; provided, in the event that the City of New York notifies the Parties (or any Party) prior to the Closing (such notice, the “Excess Proceeds Payment Notice”) that the aggregate amount of the Proceeds Payments due under the New York

Ground Leases exceeds $3,100,000 in the aggregate (such excess amount, the “Excess Proceeds Payment Amount”), (i) Purchaser shall have the right (in its sole and absolute discretion) to pay, on behalf of the tenants under the New York City Ground Leases, (x) the Excess Proceeds Payment Amount to the City of New York or (y) if the Proceeds Payments are subject to dispute, the disputed portion of the Excess Proceeds Payment Amount to the Depository (as such term is defined in the New York Ground Leases) or provide the City of New York with a bond or irrevocable letter of credit securing the disputed portion of the Excess Proceeds Payment Amount, in each case, in accordance with the terms of the New York City Ground Leases or (ii) if Purchaser does not take or irrevocably commit to take the actions set forth in clauses (i)(x) or (y), in each case, within ten (10) Business Days of receiving the Excess Proceeds Payment Notice, either Party shall have the right to terminate this Agreement by delivering written notice of the same to the other Party.  Following the Closing, the Company and Purchaser shall cooperate in resolving any dispute with the City of New York relating to the amount of the Proceeds Payments due under the New York Ground Leases, and, following the resolution of any such dispute, to the extent any amounts are to be refunded from the Depository, such refunded amount shall be distributed as follows: (x) first to the Company in an amount not to exceed the aggregate amount, if any, contributed by the Company to the Depository and (y) the remainder of such refunded amount to Purchaser.

Section 7.5 Non-Solicitation; Confidentiality.

(a) The Company agrees that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, without the prior written consent of Purchaser, it shall not, and shall not permit any of its Affiliates to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or hire any person employed by any of the Purchased Business Subsidiaries.

(b) From and after the date of this Agreement, the Company shall (and shall cause each of its Affiliates to) treat and hold as confidential any information concerning any of the Purchased Business Subsidiaries and/or the Purchased Business that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Purchaser Confidential Information”), refrain from using any of the Purchaser Confidential Information except in connection with the performance of their obligations under this Agreement, and deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Purchaser Confidential Information which are in its possession or under its control.  Notwithstanding the foregoing, Purchaser Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 7.5(b), (ii) independently developed without use of or reference to the Purchaser Confidential Information, or (iii) rightfully received after the Closing Date from a Third Party not under any obligation of confidentiality with respect to such information.  In the event that the Company or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Purchaser Confidential Information, such Person shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.5(b).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Company or any of its Affiliates is, on the advice of counsel, compelled to disclose any Purchaser Confidential Information to any tribunal, such Person may disclose the Purchaser Confidential Information to the tribunal; provided, that such disclosing Person shall use its reasonable efforts to obtain, at the request and at the expense of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Purchaser Confidential Information required to be disclosed as Purchaser shall designate.

(c) From and after the date of this Agreement, Purchaser shall (and shall cause each of its Affiliates to) treat and hold as confidential any information concerning the Company or its Subsidiaries that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Company Confidential Information”), refrain from using any of the Company Confidential Information except in connection with the performance of their obligations under this Agreement, and deliver promptly to the Company, at the request and option of the Company, all tangible embodiments (and all copies) of the Company Confidential Information which are in its possession or under its control.  Notwithstanding the foregoing, the Company Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 7.5(c), (ii) independently developed without use of or reference to the Company Confidential Information, or (iii) rightfully received after the Closing Date from a Third Party not under any obligation of confidentiality with respect to such information.  In the event that Purchaser or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Company Confidential Information, such Person shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 7.5(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or any of its Affiliates is, on the advice of counsel, compelled to disclose any Company Confidential Information to any tribunal, such Person may disclose the Company Confidential Information to the tribunal; provided, that such disclosing Person shall use its reasonable efforts to obtain, at the request and at the expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Company Confidential Information required to be disclosed as the Company shall designate.

(d) The Parties acknowledge and agree that in the event of a breach by it (or any of its Affiliates) of any of the provisions of this Section 7.5, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, the non-breaching party and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.  Each Party shall be responsible for any breach of this Section 7.5 by any of its Affiliates.

ARTICLE VIII
TAX MATTERS

Section 8.1 Tax Returns.

(a) The Company, at its sole expense, shall cause to be prepared (and filed to the extent due before the Closing) the Tax Returns required to be filed by each Purchased Business Subsidiary (other than any Investment Subsidiary or any Subsidiary of any Investment Subsidiary in which the Company directly or indirectly owns less than 50% of the outstanding equity and/or partnership interests) (the “Purchased Business Subsidiary Tax Returns”) for taxable periods ending on or before the Closing Date.  Each such Purchased Business Subsidiary Tax Return shall be prepared in accordance with existing procedures, practices and accounting methods of the Company and such Purchased Business Subsidiary with respect to the treatment of specific items on income Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts.  The Company shall deliver a draft of each such Purchased Business Subsidiary Tax Return to be filed after the Closing Date to Purchaser not fewer than thirty (30) days prior to the deadline for filing such Tax Return, including extensions.  Purchaser shall notify the Company in writing if it objects to any portion of the draft Purchased Business Subsidiary Tax Returns within ten (10) days after the draft Purchased Business Subsidiary Tax Return is delivered to Purchaser.  If the Company does not receive written objection by the end of the ten (10) day period, the Company shall deliver a final copy of the Tax Return to Purchaser for execution and filing and Purchaser shall cause the Tax Return to be timely executed and filed.  If Purchaser notifies the Company that it objects to any portion of the draft Purchased Business Subsidiary Tax Returns on or before the end of the ten (10) days as a result of the Tax Return failing to satisfy the requirements described above, Purchaser and the Company shall attempt to mutually resolve any disagreements in good faith regarding such draft Purchased Business Subsidiary Tax Return.  Any such disagreements regarding the draft Purchased Business Subsidiary Tax Returns that are not resolved within another ten (10) days by the parties shall be resolved by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser.  The Purchased Business Subsidiary Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved, provided that if such Purchased Business Subsidiary Tax Returns must be filed in order to avoid a penalty, such Purchased Business Subsidiary Tax Returns may be filed as prepared (with any changes to which the parties agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Arbitrating Accountant then the Company shall amend such Purchased Business Subsidiary Tax Returns promptly to reflect such changes.  The Company shall deliver final copies of such Tax Returns to Purchaser for execution and filing, and Purchaser shall cause such Tax Returns to be timely executed and filed.

(b) Purchaser, at its sole expense, shall cause to be prepared and filed the Tax Returns required to be filed by each Purchased Business Subsidiary for taxable periods that include, but do not end on, the Closing Date (“Straddle Period Tax Returns”).  Each such Straddle Period Tax Return shall be prepared in accordance with existing procedures, practices and accounting methods of the Company and such Purchased Business Subsidiary with respect to the treatment of specific items on income Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts.  Purchaser shall deliver a draft of each such Straddle Period Tax Return to the Company not fewer than thirty (30) days prior to the deadline for filing such Tax Return, including extensions.  The Company shall notify Purchaser in writing if it objects to any portion of the draft Straddle Period Tax Returns within ten (10) days after the draft Straddle Period Tax Return is delivered to the Company.  If Purchaser does not receive written objection by the end of the ten (10) day period, Purchaser shall cause the Tax Return to be timely executed and filed.  If the Company notifies Purchaser that it objects to any portion of the draft Straddle Period Tax Returns on or before the end of the ten (10) days, Purchaser and the Company shall attempt to mutually resolve any disagreements in good faith regarding such draft Straddle Period Tax Return.  Any disagreements regarding the draft Straddle Period Tax Returns that are not resolved within another ten (10) days by the parties shall be resolved by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser.  The Straddle Period Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved, provided that if such Straddle Period Tax Returns must be filed in order to avoid a penalty, such Straddle Period Tax Returns may be filed as prepared (with any changes to which the parties agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Arbitrating Accountant then Purchaser shall amend such Straddle Period Tax Returns promptly to reflect such changes.

(c) For the avoidance of doubt, this Section 8.1 shall not apply to any Tax Return that includes a Purchased Business Subsidiary that is filed on a consolidated, combined, unitary or other group basis with the Company or any of its Subsidiaries (other than a Purchased Business Subsidiary).

Section 8.2 Liability for Taxes.  Promptly upon written demand upon the Company from Purchaser, the Company shall reimburse Purchaser or any Purchased Business Subsidiary for all Taxes of such Purchased Business Subsidiary (other than any Investment Subsidiary and any Subsidiary of any Investment Subsidiary in which the Company directly or indirectly owns less than 50% of the outstanding equity and/or partnership interests) for any Pre-Closing Tax Period and all Taxes of such Purchased Business Subsidiary that are apportioned under Section 8.3 to the Pre-Closing Straddle Period (as defined below) for any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”); provided, that with respect to any Purchased Business Subsidiary in which the Company directly or indirectly owns less than 100% of the outstanding equity and/or partnership interests, such reimbursement shall be limited to the percentage of the Tax equal to the Company’s direct and indirect percentage equity and/or partnership interest in the Purchased Business Subsidiary; provided, further, that the Company shall have no obligation to reimburse Purchaser or any Purchased Business Subsidiary for any Taxes taken into account in computing the Closing Statement.  Any amounts paid by the Company to Purchaser or such Purchased Business Subsidiary under this Section 8.2 shall be treated as an adjustment to the Closing Purchase Price unless otherwise required by Law.

Section 8.3 Apportionment of Straddle Period Taxes.  With respect to any Straddle Period, the Taxes of any Purchased Business Subsidiary or otherwise imposed on or in connection with any Purchased Assets and Equity Interests and Delayed Equity Interests, if any, attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle

Period and ends on the Closing Date (the “Pre-Closing Straddle Period”),  and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”).  In the case of income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of such Purchased Business Subsidiary as of the last day of the Pre-Closing Straddle Period, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.  In the case of Taxes not described in the immediately preceding sentence, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.

Section 8.4 Cooperation; Audits.  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on any Purchased Business Subsidiary or the Purchased Business for all Pre-Closing Tax Periods, Purchaser, on the one hand, and the Company, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes.  Purchaser shall provide the Company, and the Company shall provide Purchaser, with the information that each is respectively required to report under Code §§ 6043A.

Section 8.5 Tax Contests.

(a) If any Governmental Authority issues to any Purchased Business Subsidiary (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of such Purchased Business Subsidiary or otherwise imposed on the Purchased Business for any Pre-Closing Tax Period or (ii) a written notice of deficiency, written notice of reassessment, written proposed adjustment, written assertion of claim or written demand concerning Taxes or Tax Returns of such Purchased Business Subsidiary or otherwise imposed on the Purchased Business for any Pre-Closing Tax Period (each, a “Tax Claim”), Purchaser or such Purchased Business Subsidiary shall notify the Company in writing of the receipt of such communication from the Governmental Authority within fifteen (15) days after receiving such Tax Claim.  No failure or delay of Purchaser or such Purchased Business Subsidiary in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Company under this Agreement, except to the extent that such failure precludes or otherwise prejudices the Company from defending against any liability or claim for Taxes that the Company is obligated to pay hereunder.

(b) The Company shall control any proceeding relating to any Tax Claim with respect to Taxes or Tax Returns of any Purchased Business Subsidiary or otherwise imposed on the Purchased Business to the extent it relates to Taxes or a Tax Return for a Pre-Closing Tax Period (a “Tax Contest”); provided that (i) Purchaser shall have the right to participate in any such Tax Contest and  the Company shall provide Purchaser with copies of all written communications relating to the Tax Contest, (ii) the Company  shall keep  Purchaser informed regarding the progress of any Tax Contest and consult with  Purchaser with respect to any issue relating to such Tax Contest that could have a materially adverse effect on the Purchased Business Subsidiaries, and (iii) the Company  shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) if such settlement or other resolution would materially adversely  affect Taxes for which the Company is not liable under this Agreement without the permission of Purchaser  (which shall not be unreasonably withheld, conditioned or delayed).  Purchaser shall timely provide (or cause to be provided) to the Company powers of attorney in order to permit the Company to exercise its rights to control any such Tax Contests.  For the avoidance of doubt, this Section 8.5(b) shall not apply to any Taxes or Tax Return with respect to a Purchased Business Subsidiary that is paid or filed on a consolidated, combined, unitary or other group basis with the Company or any of its Subsidiaries (other than a Purchased Business Subsidiary).

(c) If there is an adjustment to any Tax Return pursuant to this Section 8.5 that creates a deficiency in any Taxes for which the Company is liable under this Agreement, the Company shall promptly pay to Purchaser the amount of such deficiency in Taxes after written demand for payment.

Section 8.6 Amended Tax Returns.  The Company shall not file or cause or permit to be filed any amended Tax Returns that may affect the Tax liability of Purchaser, the Purchased Business Subsidiaries or any Affiliate of the foregoing for any Post-Closing Tax Period, including any Post-Closing Straddle Period, without the prior written consent of Purchaser, which consent may not be unreasonably conditioned, withheld or delayed.  Purchaser shall not file or cause to be filed any amended Tax Returns covering any period or adjusting any Taxes for a period that includes any period prior to the Closing Date without the prior written consent of the Company, which consent may not be unreasonably conditioned, withheld or delayed.  The Company shall cooperate with Purchaser in obtaining Tax refunds, including through the filing of amended Tax Returns or refund claims.  Purchaser shall pay or cause to be paid to the Company any refunds or credits received by Purchaser or any Purchased Business Subsidiary (or to which any of them are entitled) of any Taxes of any Purchased Business Subsidiary attributable to any Pre-Closing Tax Period.  Any such payment by Purchaser shall be reduced by the amount of any increase in Taxes of any Purchased Business Subsidiary, Purchaser or any of their respective Affiliates that arises from the same adjustment resulting in the applicable Tax refund.

Section 8.7 Tax Sharing Agreements.  All Tax allocation, Tax sharing, Tax indemnity or similar agreements between the Company or any of its Affiliates, on the one hand, and any Purchased Business Subsidiary on the other hand, shall be terminated with respect to such Purchased Business Subsidiary prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Affiliates, on the one hand, nor any Purchased Business Subsidiary on the other hand, shall be bound thereby or have any further Liability or obligation thereunder to the other party with respect to periods prior to the Closing Date except as provided in this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Indemnification Obligations of the Company.  Notwithstanding the Closing, the Company and each of the Seller Subsidiaries, jointly and severally, covenant and agree to indemnify, defend and hold Purchaser and its Subsidiaries, successors and permitted assigns (the “Purchaser Indemnitees”) harmless from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim  (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement;

(b) any breach by the Company or any Seller Subsidiary of, or failure by the Company and/or such Seller Subsidiary to comply with, any of covenants or obligations of the Company and/or such Seller Subsidiary under this Agreement, including any breach of Section 8.2 (Liability for Taxes);

(c) any Indebtedness of any of the Purchased Business Subsidiaries to the extent not fully discharged at the Closing;

(d) any Retained Liability (including any Retained Liability that becomes a Liability of any Purchaser Indemnitee under any bulk transfer Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law); or

(e) other matters set forth on Schedule 9.1.

Section 9.2 Limitations on Indemnification Obligations of the Company.  The obligations of the Company pursuant to the provisions of Section 9.1 are subject to the following limitations:

(a) The Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 9.1(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party, as follows:

(i) The representations and warranties made in Section 3.1 (Organization), Section 3.2 (Power and Authority), Section 3.3 (Subsidiaries), Section 3.4 (Enforceability), clause (a)(i) of Section 3.6 (No Conflicts), Section 3.18(c) (Employee Benefits) and Section 3.27 (Brokers), (collectively, the “Company Fundamental Warranties”) will survive indefinitely;

(ii) The representations and warranties made in Section 3.22 (Taxes) will survive until the date that is five (5) years after the Closing Date (the “Company Extended Warranties”);

(iii) All representations and warranties made in Article III, other than (x) the Company Fundamental Warranties and (y) the Company Extended Warranties (collectively, the “Company Business Warranties”) will survive until the date that is twenty-four (24) months after the Closing Date;

provided, however, that if, at any time prior to the expiration of the Company Extended Warranties or the Company Business Warranties, any Purchaser Indemnitee (acting in good faith) delivers to the Company a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Purchaser Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.1 or prospective recovery under Section 9.1 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) The Purchaser Indemnitees will not be entitled to recover under Section 9.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Company Business Warranties or the Company Extended Warranties until the total amount that Purchaser Indemnitees would recover under Section 9.1(a) but for this Section 9.2(b) exceeds (i) $1,500,000 (the “Deductible”); or (ii) with respect to any Damages sustained or incurred by any Purchaser Indemnitee arising from or related to inaccuracies, breaches or alleged inaccuracies or breaches of the representations and warranties set forth in Section 3.19(h), $500,000 (the “Sub-Deductible”), provided that only $250,000 of the Sub-Deductible shall apply toward the achievement of the Deductible.  If such amount exceeds the Deductible or the Sub-Deductible, as applicable, then the Purchaser Indemnitees will be entitled to recover only Damages in excess of such Deductible or Sub-Deductible.

(c) The Purchaser Indemnitees will not be entitled to recover under Section 9.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Company Business Warranties or the Company Extended Warranties for Damages in the aggregate in excess of $50,000,000 (the “Cap”); provided, further that in no event will the Purchaser Indemnitees be entitled to recover under Section 9.1 for Damages in the aggregate in excess of the Purchase Price (the “Aggregate Cap”).

(d) The Purchaser Indemnitees will not be entitled to recover under Section 9.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of any of the Company’s representations and warranties relating to Taxes for any Damages that are attributable to Taxes for any Tax period beginning after the Closing Date or any Post-Closing Straddle Period.

Section 9.3 Indemnification Obligations of Purchaser.  Notwithstanding the Closing, Purchaser covenants and agrees to indemnify, defend and hold the Company and its Subsidiaries, successors and permitted assigns (the “Seller Indemnitees,” and, together with the Purchaser Indemnitees, the “Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement; or

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement, including without limitation, the Empire Side Letter.

Section 9.4 Limitations on Indemnification Obligations of Purchaser.  The obligations of the Purchaser pursuant to the provisions of Section 9.3 are subject to the following limitations:

(a) Purchaser’s representations and warranties in Article IV, and the Seller Indemnitees’ corresponding rights to indemnification pursuant to Section 9.3(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party, as follows:

(i) The representations and warranties made in Section 4.1 (Organization), Section 4.2 (Power and Authority), Section 4.3 (Enforceability), clause (a) in the first sentence of Section 4.5 (No Conflicts) and Section 4.11 (Brokers) (collectively, the “Purchaser Fundamental Warranties”) will survive indefinitely;

(ii) All representations and warranties made in Article IV other than the Purchaser Fundamental Warranties (the “Purchaser Business Warranties”) will survive until the date that is twenty-four (24) months after the Closing Date;

provided, however, that if, at any time prior to the expiration of the applicable Purchaser Business Warranties, any Seller Indemnitee (acting in good faith) delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Purchaser (and setting forth in reasonable detail the basis for such Seller Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.3 or prospective recovery under Section 9.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) The Seller Indemnitees will not be entitled to recover under Section 9.3(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Purchaser Business Warranties until the total amount that the Seller Indemnitees would recover under Section 9.3(a) but for this Section 9.4(b) exceeds the Deductible.  If such amount exceeds the Deductible, then the Seller Indemnitees will be entitled to recover only Damages in excess of the Deductible.

(c) The Seller Indemnitees will not be entitled to recover under Section 9.3(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Purchaser Business Warranties for Damages in the aggregate in excess of the Cap; provided, further that in no event will the Seller Indemnitees be entitled to recover under Section 9.3 for Damages in the aggregate in excess of the Aggregate Cap.

Section 9.5 Insurance; Tax Benefits.  The amount of any indemnity provided in Section 9.1 or Section 9.3 (i) shall be computed net of any insurance proceeds actually received by an Indemnitee in connection with or as a result of any claim giving rise to an indemnification claim under Sections 9.1 or 9.3 (reduced by the costs of enforcement, deductibles and any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom), as the case may be, and net of any reimbursements that are actually received by an Indemnitee in connection with such Damages or the circumstances giving rise thereto, and (ii) shall be reduced by any net Tax benefits actually realized by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to deductible loss, credit or expense in the taxable period in which such Damage was incurred, as calculated on a with and without basis.  If the indemnity amount is paid prior to the Indemnitee’s actual receipt of insurance proceeds related thereto, and an Indemnitee subsequently receives such insurance proceeds, then the Indemnitee shall promptly pay to the Company or Purchaser, as applicable, the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by the Company or Purchaser, as applicable, to such Indemnitee in respect of such claim.  The Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, no Purchaser Indemnitee or Seller Indemnitee shall be obligated hereunder to submit or file any claim for insurance coverage.

Section 9.6 Indemnification Claims Procedure.

(a) If any Purchaser Indemnitee or Seller Indemnitee, as the case may be, determines in good faith that such Party is entitled to indemnification under this Article IX, then such Party (the “Indemnified Party”) may deliver to the Company (on behalf of the Company and the Seller Subsidiaries) or Purchaser, as applicable (the “Indemnifying Party”), a certificate signed by any officer of the Indemnified Party (a “Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article IX;

(ii) containing, to the extent possible, a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by such Indemnified Party) the material facts known to such Indemnified Party giving rise to such claim.

No delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless, and then only to the extent that, the Indemnifying Party is actually and materially prejudiced.

(b) If the Indemnifying Party in good faith objects to any claim made in any Claim Certificate, then such party shall deliver a written notice (a “Claim Dispute Notice”) to the other parties during the thirty (30) calendar day period commencing upon receipt by the Indemnifying Party of the Claim Certificate (the “Dispute Notice Period”).  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Certificate.  If no Claim Dispute Notice is delivered prior to the expiration of the Dispute Notice Period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the relevant Indemnified

Party’s favor for purposes of this Article IX on the terms set forth in such Claim Certificate and (ii) within three (3) Business Days following the expiration of the Dispute Notice Period, the Indemnifying Party shall deliver to the Indemnified Party, by wire transfer of immediately available funds to such account as is designated by the Indemnified Party, an aggregate amount equal to the Damages set forth in such Claim Certificate.

(c) Following delivery of a Claim Dispute Notice, the Indemnified Party and the Indemnifying Party shall then attempt in good faith to resolve any such objections raised in such Claim Dispute Notice.  If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then (i) a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party (including the amount of indemnifiable Damages, if any) shall be prepared and signed by both parties and (ii) within three Business Days following the execution by both parties of such memorandum, the Indemnifying Party shall deliver to the Indemnified Party, by wire transfer of immediately available funds to such account as is designated by the Indemnified Party, an aggregate amount equal to the Damages, if any, set forth in such memorandum.

(d) If no such resolution can be reached during the thirty (30) calendar day period following receipt of a given Claim Dispute Notice, then upon the expiration of such thirty (30) calendar day period, either the Indemnified Party or the Indemnifying Party may bring suit to resolve such claim in accordance with Sections 10.13 and 10.14.  The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the Indemnified Party and the Indemnifying Party.  If such decision calls for a payment of Damages to an Indemnified Party, within three (3) Business Days following the date of such decision, the Indemnifying Party shall deliver to the Indemnified Party, by wire transfer of immediately available funds to such account as is designated by the Indemnified Party, an aggregate amount equal to such Damages.  Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 9.7 Third-Party Claims.  If a Third Party notifies an Indemnified Party of any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification by such Indemnified Party under this Article IX, then such Indemnified Party will promptly deliver written notice thereof to the Indemnifying Party; provided, that no delay in delivering such notice will relieve the Indemnifying Party from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Party is actually and materially prejudiced.

(a) The Indemnifying Party will have the right to contest, defend against, negotiate, settle or otherwise deal with the Third-Party Claim at the Indemnifying Party’s sole cost and expense and with legal counsel of its choice (reasonably satisfactory to the Indemnified Party); provided, that (i) the Indemnifying Party notifies the Indemnified Party, in writing within thirty (30) days after receiving notice of the Third-Party Claim from the Indemnified Party, that the Indemnifying Party will indemnify the Indemnified Party from and against all Damages that the Indemnified Party may suffer resulting from or related to the Third-Party Claim (the “Defense Election Notice”) and (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief.  Notwithstanding anything to the contrary in this Section 9.7, the Indemnifying Party shall not, without the written consent of the Indemnified

Party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment with respect thereto unless such settlement, compromise or judgment (i) contains an unqualified release of the Indemnified Party from all liability in respect of the Third-Party Claim, (ii) contains no admission of wrongdoing by the Indemnified Party and (iii) is on exclusively monetary terms.

(b) If the Indemnifying Party does not timely deliver the Defense Election Notice in accordance with Section 9.7(a) or elects not to contest, defend against, negotiate, settle or otherwise deal with any Third-Party Claim, then the Indemnified Party shall defend against, negotiate, settle or otherwise deal with such Third-Party Claim using counsel reasonably acceptable to the Indemnifying Party.  The Party controlling the defense of any Third-Party Claim (the “Controlling Party”) shall, to the extent permitted under applicable Law, (i) permit the other party (the “Non-Controlling Party”) to participate, at his or its own expense, in the defense of such Third-Party Claim, (ii) conduct the defense of such Third-Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third-Party Claim at all stages thereof, (iii) promptly submit to the Non-Controlling Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (iv) permit the Non-Controlling Party and its counsel to confer on the conduct of the defense thereof and (v) permit the Non-Controlling Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto; provided, that compliance with the provisions of this Section 9.7(b) does not unreasonably interfere with the Indemnified Party’s defense, settlement or resolution of such Third-Party Claim.

(c) Notwithstanding anything to the contrary in this Section 9.7, if the Indemnified Party is the Controlling Party under Section 9.7(b), the Indemnified Party shall not have the right to settle, adjust or compromise such Third-Party Claim without the consent of the Indemnifying Party, it being understood that the Indemnifying Party shall consent to any settlement, adjustment or compromise of such Third-Party Claim that the Indemnified Party may recommend that (i) does not otherwise impose any equitable remedy on the Indemnifying Party or any assets of the Indemnifying Party (ii) contains an unqualified release of the Indemnifying Party from all liability in respect of the Third-Party Claim, (iii) contains no admission of wrongdoing on the part of the Indemnifying Party and (iv) is on exclusively monetary terms. In the event the Indemnified Party fails to diligently pursue the defense of any Third-Party Claim in a reasonably diligent manner, the Indemnifying Party shall thereafter have the right to defend against, negotiate, settle, adjust or compromise or otherwise deal with such Third-Party Claim notwithstanding the limitation in the last sentence of Section 9.7(a).

(d) This Section 9.7 and Section 9.6 shall not apply to Taxes, which shall be governed by Section 8.5.

Section 9.8 Reduction of Closing Consideration.  All indemnification payments made pursuant to this Article IX will be adjustments to the Closing Consideration and the Second Closing Consideration, if any.

Section 9.9 Other Indemnification Provisions.

(a) Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement.  The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article IX and Section 5.4 shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement.  Notwithstanding the foregoing, nothing contained herein shall prevent, or be interpreted to prevent, any of the Parties from bringing an action and obtaining a remedy based on allegations of Fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

(b) As used in this Article IX, the term “Damages” shall not include speculative or unforeseeable Damages or punitive damages, except to the extent such punitive damages are sought or obtained by a Third Party.  Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

(d) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by Sections 9.2(a) or 9.4(a), as applicable, is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in Sections 9.2(a) or 9.4(a), as applicable, for the assertion of claims under this Agreement are the result of arm’s length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(e) Notwithstanding anything contained in this Agreement to the contrary, no Purchaser Indemnitee shall have any right to indemnification under this Article IX with respect to any Damages to the extent such Damages were included as a liability accrued for on the face of the Unaudited September 2013 Balance Sheet.

(f) Any indemnification of the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, pursuant to this Article IX shall be effected by wire transfer of immediately available funds from the Company or Purchaser, as the case may be, to an account designated by any Purchaser Indemnitee or Seller Indemnitee, as the case may be, within fifteen

(15) days after the final determination thereof; provided, that Purchaser may, in its sole and absolute discretion, elect to satisfy any indemnification claim for Damages under this Article IX in excess of $5,000,000 in the aggregate by issuing to the Company a number of shares of Purchaser Common Stock equal to the aggregate amount of such excess Damages divided by the Fair Market Value of a share of Purchaser Common Stock.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Publicity.  The Parties will announce the execution of this Agreement through a joint press release approved by both Parties.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use all commercially reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

Section 10.2 Notices.  All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to the Purchaser:

HomeFed Corporation
1903 Wright Pl # 220
Carlsbad, CA 92008-6584
Attention: Paul Borden
Fax: (760) 918-8210
Email: pborden@hfc-ca.com

With a copy (not constituting notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attn: Barbara Borden
Tel.: (858) 550-6064
Fax: (858) 550-6420
Email: bborden@cooley.com

If to Company:

Leucadia National Corporation
520 Madison Avenue
New York, New York 10022
Attention: General Counsel
Fax: (646) 619-4974
Email: msharp@jefferies.com

With a copy (not constituting notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Andrea A. Bernstein
Fax: (212) 310-8007
Email: andrea.bernstein@weil.com

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 10.2.

Section 10.3 Fees and Expenses.  Subject to Section 1.4, Section 7.4, Section 7.5, Article VIII and Article IX, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 10.4 Entire Agreement.  This Agreement, together with the other Transaction Documents, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, the Summary of Terms, dated August 27, 2013) understanding or representation regarding the subject matter of this Agreement.

Section 10.5 Amendments.  This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 10.6 Non-Waiver.  The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party.  No waiver given will be applicable except in the specific instance for which it was given.  No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 10.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party without the prior written consent of all of the Parties to this Agreement; provided, that Purchaser may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder (but not its obligations) to any Affiliate of Purchaser.

Section 10.8 Binding Effect; Benefit.  This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 10.9 Severability.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.10 References.  The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.  Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement.  Each Exhibit, Schedule and Company Disclosure Schedule is hereby incorporated into this Agreement by reference.  Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time.  Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

Section 10.11 Construction.  Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions.  Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party.  All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require.  The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.  Each Party hereby acknowledges and agrees that, to the fullest extent permitted by applicable Law, it intends that this Agreement be, and that this Agreement will be treated and construed as, a specialty contract created under seal under the laws of the State of Delaware with all of the consequences of such a contract under the laws of the State of Delaware, including causing this Agreement to be subject to the twenty year limitations period applicable to sealed instruments, provided that the Parties hereby agree to reduce the applicable limitations period to (a) twenty-four (24) months with respect to claims arising out of or relating to Sections 9.2(a)(iii) and 9.4(a)(ii) and (b) five (5) years with respect to claims arising out of or relating to Section 9.2(a)(ii).

Section 10.12 Specific Performance.  The Parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that, without posting bond or other undertaking, the Parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party hereto will allege, and each Party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The Parties hereto further agree that (a) by seeking any remedy provided for in this Section 10.12, a Party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such Party hereto under this Agreement and (b) nothing contained in this Section 10.12 shall require any Party hereto to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 10.12 before exercising any other right under this Agreement.

Section 10.13 Governing Law.  This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware.

Section 10.14 Consent to Jurisdiction.  Each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 10.2 and service so made will be complete when received.  Nothing in this Section 10.14 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 10.15 Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts.  This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, each of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party.  No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 10.17 Disclosure Schedules.  The Company Disclosure Schedules shall be subject to the following terms and conditions:  (a) items shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement; (b) any item disclosed in such Disclosure Schedule with respect to any particular section of this Agreement shall be deemed to be disclosed with respect to all other sections of this Agreement to the extent that it is reasonably apparent from the fact of such disclosure that such disclosure is intended to modify other sections of the representations and warranties in this Agreement; (c) no disclosure of any matter contained in such Disclosure Schedule shall create an implication that such matter meets any standard of materiality, is outside the Ordinary Course of Business or constitutes noncompliance with, or a violation of applicable Law, any order by a Governmental Authority or Contract; (d) headings and introductory language have been inserted on the sections of such Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the corresponding provisions in this Agreement; and (e) all references in such Disclosure Schedule to the enforceability of agreements with Third Parties, the existence or non-existence of Third-Party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and the Company and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed under seal as of the day, month and year first above written.

COMPANY:

LEUCADIA NATIONAL CORPORATION
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President and Chief Financial Officer

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

SELLER SUBSIDIARIES:

BALDWIN ENTERPRISES, INC.
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

MAINE ISLES, LLC
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

ROCKPORT PROPERTIES, LLC
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

GLEN COVE TND, LLC
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

LUK-REN, INC.
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

LUK-MYRTLE BEACH, LLC
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

LEUCADIA FINANCIAL CORPORATION
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

LEUCADIA LLC
(SEAL)

By:	/s/ Joseph A. Orlando
	Name:	Joseph A. Orlando
	Title:	Vice President and Chief Financial Officer

ATTEST/WITNESS

By:	/s/ Laura E. Ulbrandt
	Name:	Laura E. Ulbrandt
	Title:	Assistant Vice President and Secretary

PURCHASER:

HOMEFED CORPORATION
(SEAL)

By:	/s/ Paul J. Borden
	Name:	Paul J. Borden
	Title:	President and CEO

ATTEST/WITNESS

By:	/s/ Erin N. Ruhe
	Name:	Erin N. Ruhe
	Title:	Vice President

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Acquired Real Properties” means the Owned Real Properties and the Leased Real Properties.

“Acquired Subsidiaries” is defined in the recitals to this Agreement.

“Acquired Subsidiary Entities” means (a) the Acquired Subsidiaries and (b) the Subsidiaries, if any, of the Acquired Subsidiaries.

“Acquired Subsidiary Equity Interests” is defined in Section 1.1(a)(i).

“Acquisition Proposal” is defined in Section 5.6(b).

“Actions” is defined in Section 3.23.

“Affiliate” means, with respect to a particular Person, (a) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (b) any trust for the primary benefit of such Person or any of the foregoing.  The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise; provided, however, from and after the Closing Date (i) Purchaser and its Subsidiaries shall not be deemed an Affiliate of the Company and its Subsidiaries for purposes of this Agreement and (ii) the Company and its Subsidiaries shall not be deemed an Affiliate of Purchaser and its Subsidiaries for purposes of this Agreement.

“Aggregate Cap” is defined in Section 9.2(c).

“Agreed Capital Expenditures” means the capital expenditures, including tenant improvements, reflected on Schedule J hereto.

“Agreement” is defined in the preamble to this Agreement.

“Allocable Consideration” is defined in Section 1.5(a).

“Allocation” is defined in Section 1.5(b).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914, and all other antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, as the foregoing may be amended from time to time.

“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

“Assets and Equity Interests” means (a) the Purchased Assets and Equity Interests and (b) the Delayed Equity Interests, if any.

“Audited Financial Statements” is defined in Section 5.11.

“Bankruptcy and Equity Exceptions” means the laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors and similar generally applicable Laws regarding creditors’ rights and rules of law governing specific performance, injunctive relief, or other equitable remedies.

“BEI” is defined in Section 2.4(j).

“BR Holding LLC” means Brooklyn Renaissance Holding Company LLC, a New York limited liability company.

“BR Holding LLC Agreement” means the Limited Liability Company Operating Agreement of BR Holding LLC, dated as of December 29, 1998, by and among MWR LLC, a New York limited liability company, LUK-REN, Inc., a New York Corporation, and the other members party thereto (as amended or otherwise modified from time to time in accordance with its terms.

“BR Hotel LLC” means Brooklyn Renaissance Hotel LLC, a New York limited liability company.

“BR Hotel LLC Agreement” means the Limited Liability Company Operating Agreement of BR Hotel LLC, dated as of July December 29, 1998, by and among MWR LLC, a New York limited liability company, LUK-REN, Inc., a New York Corporation, and the other members party thereto (as amended or otherwise modified from time to time in accordance with its terms.

“BRP Leasing” means BRP Leasing LLC, a New York limited liability company.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Cap” is defined in Section 9.2(c).

“Cash” means, all cash, cash equivalents and marketable securities (other than fiduciary funds).

“Cash Adjustment” which may be a positive or negative number, means the difference between (a) Current Assets as reflected on the Closing Statement and (b) Current Liabilities as reflected on the Closing Statement.

“Cash Flow Adjustment” which may be a positive or a negative number, means the difference between (a) the aggregate of all contributions, whether cash or otherwise, made to any Acquired Subsidiary Entity or any Investment Subsidiary Entity by or on behalf of the Company during the period beginning on October 1, 2013 and ending as of the Closing and (b) the aggregate of all distributions or other amounts, whether cash or otherwise, received, directly or indirectly, by the Company and/or any of its Affiliates (other than any Acquired Subsidiary Entity) from any Acquired Subsidiary Entity and/or from any Investment Subsidiary Entity during the period beginning on October 1, 2013 and ending as of the Closing.  The payment of interest or principal on any advance or Indebtedness by any Acquired Subsidiary Entity to the Company or any Affiliate of the Company (other than any Acquired Subsidiary Entity) shall be considered a distribution for purposes of this calculation.  However, a reimbursement by an Acquired Subsidiary Entity of expenses paid on its behalf by the Company or a Subsidiary of the Company shall not be considered a distribution for purposes of this calculation.  Furthermore, it is acknowledged and agreed that the calculation of aggregate distributions under clause (b) above shall include the amount(s), if any, of (i) all expenses, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses of the Company that are incurred on the Company’s behalf by any of Purchased Business Subsidiaries, regardless of when payable, arising from or in connection with this Agreement or the Contemplated Transactions, except as otherwise provided in this Agreement, including Section 7.4, and (ii) any change-of-control or similar payment obligation of any of the Purchased Business Subsidiaries which is triggered in whole or in part by the transactions contemplated by this Agreement, in each case, solely to the extent such amounts are not fully paid by or on behalf of the Company at or prior to the Closing.

“Claim Certificate” is defined in Section 9.6(a).

“Claim Dispute Notice” is defined in Section 9.6(b).

“Closing” is defined in Section 2.1(a).

“Closing Consideration” is defined in Section 1.3(a).

“Closing Date” is defined in Section 2.1(a).

“Closing Purchaser Shares” is defined in Section 1.3(a).

“Closing Statement” is defined in Section 1.4(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” is defined in the preamble to this Agreement.

“Company Business Warranties” is defined in Section 9.2(a)(iii).

“Company Confidential Information” is defined in Section 7.5(c).

“Company Disclosure Schedule” is defined in the preamble to Article III.

“Company Extended Warranties” is defined in Section 9.2(a)(ii).

“Company Fundamental Warranties” is defined in Section 9.2(a)(i).

“Company Liens” is defined in Section 5.8.

“Company Officer’s Certificate” is defined in Section 2.4(b).

“Company Terminating Breach” is defined in Section 6.1(c).

“Consent” means any consent, authorization, approval, acknowledgement or waiver.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral and whether express or implied).

“Controlling Party” is defined in Section 9.7(b).

“Current Assets” means, as of 11:59 pm (Pacific Time) on September 30, 2013, the assets of the Acquired Subsidiary Entities (other than BRP Leasing) other than (i) assets classified as real estate, (ii) Tax Incremental Bonds (Myrtle Beach Air Force Base Redevelopment Project Area, Junior Lien Series 2006) issued by the City of Myrtle Beach, South Carolina and interest thereon and (iii) investments in Pacho Limited Partnership and San Luis Bay Limited Partnership, however classified, determined in accordance with GAAP applied on a consistent basis with the Audited Financial Statements.  For the avoidance of doubt, “Current Assets” shall not include any assets of BRP Leasing.

“Current Liabilities” means, as of 11:59 pm (Pacific Time) on September 30, 2013, the liabilities of the Acquired Subsidiary Entities (other than BRP Leasing) other than intercompany payables and any interest thereon determined in accordance with GAAP applied on a consistent basis with the Audited Financial Statements.  For the avoidance of doubt, “Current Liabilities” shall not include any liabilities of BRP Leasing.

“Damages” is defined in Section 9.1.

“Deductible” is defined in Section 9.2(b)(i).

“Defense Election Notice” is defined in Section 9.7(a).

“Defined Benefit Plan” is defined in Section 3.18(c).

“Delayed Equity Interest Assignment” is defined in Section 2.6(a).

“Delayed Equity Distributions” is defined in Section 1.1(b).

“Delayed Equity Interests” is defined in Section 1.1(b).

“Dispute Notice Period” is defined in Section 9.6(b).

“Empire” means Empire Insurance Company, a New York stock Insurance Company.

“Empire Side Letter” is defined in Section 2.4(j).

“Employment Loss” means “employment loss” as defined by the WARN Act.

“Encumbrance” means any encumbrance, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, license or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” means March 31, 2014; provided that Purchaser, upon prior written notice to the Company, shall have the right to extend the “End Date” to April 30, 2014.

“Environmental Laws” shall mean all Laws that pertain to the regulation, protection or preservation of the environment (including indoor and ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata) and natural resources, including without limitation the emission, release, migration, use, handling, storage, treatment, disposal or transportation of Hazardous Materials.

“Environmental Permits” means licenses, permits, registrations, governmental approvals and consents that are required under or are issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et. seq.

“ERISA Affiliate” means any of the Company’s Affiliates, to the extent such Affiliate is described in Code § 414(b), (c), (m) or (o) and corresponding Treasury Regulations.

“Estimated Cash Adjustment” which may be a positive or a negative number, means the difference between (a) Estimated Current Assets as reflected on the Estimated Closing Statement and (b) Estimated Current Liabilities as reflected on the Estimated Closing Statement.

“Estimated Cash Flow Adjustment” which may be a positive or a negative number, means the difference between (a) the aggregate of all contributions, whether cash or otherwise, made to any Acquired Subsidiary Entity or any Investment Subsidiary Entity by or on behalf of the Company during the period beginning on October 1, 2013 and ending as of the Closing and (b) the aggregate of all distributions or other amounts, whether cash or otherwise, received, directly or indirectly, by the Company and/or any of its Affiliates (other than any Acquired Subsidiary Entity) from any Acquired Subsidiary Entity and/or from any Investment Subsidiary

Entity during the period beginning on October 1, 2013 and ending as of the Closing.  The payment of interest or principal on any advance or Indebtedness by any Acquired Subsidiary Entity to the Company or any Affiliate of the Company (other than any Acquired Subsidiary Entity) shall be considered a distribution for purposes of this calculation.  However, a reimbursement by an Acquired Subsidiary Entity of expenses paid on its behalf by the Company or a Subsidiary of the Company shall not be considered a distribution for purposes of this calculation.  Furthermore, it is acknowledged and agreed that the calculation of aggregate distributions under clause (b) above shall include the amount(s), if any, of (i) all expenses, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses of the Company that are incurred on the Company’s behalf by any of Purchased Business Subsidiaries, regardless of when payable, arising from or in connection with this Agreement or the Contemplated Transactions, except as otherwise provided in this Agreement, including Section 7.4, and (ii) any change-of-control or similar payment obligation of any of the Purchased Business Subsidiaries which is triggered in whole or in part by the transactions contemplated by this Agreement, in each case, solely to the extent such amounts are not fully paid by or on behalf of the Company at or prior to the Closing.

“Estimated Closing Statement” is defined in Section 1.4(a).

“Estimated Current Assets” means all assets reflected on the face of the Unaudited September 2013 Balance Sheet other than (i) assets classified as real estate, (ii) Tax Incremental Bonds (Myrtle Beach Air Force Base Redevelopment Project Area, Junior Lien Series 2006) issued by the City of Myrtle Beach, South Carolina and interest thereon and (iii) investments in Pacho Limited Partnership and San Luis Bay Limited Partnership, however classified, determined in accordance with GAAP applied on a consistent basis with the Audited Financial Statements.  For the avoidance of doubt, “Estimated Current Assets” shall not include any assets of BRP Leasing.

“Estimated Current Liabilities” means all liabilities reflected on the face of the Unaudited September 2013 Balance Sheet other than intercompany payables and any interest thereon determined in accordance with GAAP applied on a consistent basis with the Audited Financial Statements.  For the avoidance of doubt, “Estimated Current Liabilities” shall not include any liabilities of BRP Leasing.

“Estimated Purchased Cash” is defined in Section 1.1(a)(iii).

“Excess Proceeds Payment Amount” is defined in Section 7.4(b).

“Excess Proceeds Payment Notice” is defined in Section 7.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Period” is defined in Section 5.6(a).

“FAR” means the Federal Acquisition Regulation.

“Fair Market Value” means, as of the date of determination, the fair market value of an outstanding share of Purchaser Common Stock based upon a determination of the fair market value of Purchaser assuming that Purchaser were sold as a going concern as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value for such share of Purchaser Common Stock but without giving effect to any discount for (a) any lack of liquidity attributable to a lack of a public market for such security, (b) any block discount or discount attributable to the size of any person’s holdings of such security or (c) any minority interest.  To the extent that the Company and Purchaser do not agree on the determination of the Fair Market Value of a share of Purchaser Common Stock, such Fair Market Value shall be determined by an independent appraiser mutually selected by the Company and Purchaser and whose determination shall be final and binding upon the Company and Purchaser; provided, that if the parties are unable to agree upon the selection of an appraiser within twenty (20) days of the event giving rise to the need for an appraiser, then the Company and Purchaser shall, within five days after their failure to agree upon the selection of an appraiser, each select their own appraiser to determine the Fair Market Value.  Each such appraiser shall make a determination of the Fair Market Value within thirty (30) days after the date of selection. If the Fair Market Value as determined by one appraiser is within 10% of the Fair Market Value determined by the other appraiser, then the Fair Market Value shall be the average of the Fair Market Values determined by the two appraisers.  If the Fair Market Value determined by one appraiser is not within 10% of the Fair Market Value of the other appraiser, then such two appraisers shall promptly select a third appraiser, which appraiser shall make a determination of the Fair Market Value as promptly as possible but, in any event, within sixty (60) days after the date on which the original appraisers were selected, and the Fair Market Value shall be the median of the Fair Market Values determined by the three appraisers (i.e., determined by excluding the highest appraisal and excluding the lowest appraisal).  The determination of the Fair Market Value pursuant to the preceding sentences shall be final and binding upon the Company and Purchaser.  All fees and expenses of (i) an appraiser selected individually by a party shall borne by the party making such selection and (ii) an appraiser selected jointly by the parties or by the appraisers selected individually by the parties shall, in each case, be borne equally by the Company and Purchaser.

“Final Cash Adjustment” which may be a positive or negative number, means the difference between (i) Current Assets as reflected on the Final Closing Statement, as finally determined in accordance with Section 1.4(c)(iv) and (ii) Current Liabilities as reflected on such Final Closing Statement.

“Final Purchased Cash” means $18,385,459 (a) (i) plus the Final Cash Adjustment, if a negative number, or (ii) minus the Final Cash Adjustment, if a positive number, (b) plus the final Agreed Capital Expenditures and (c) (i) plus the final Cash Flow Adjustment, if a negative number, or (ii) minus the final Cash Flow Adjustment, if a positive number, all as reflected on the Final Closing Statement.

“Final Closing Statement” is defined in Section 1.4(c)(iv).

“Former Employee” is defined in Section 3.17(d).

“Fraud” means an intentional false representation of a material fact upon which one reasonably relies to his or her detriment.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” means, with respect to a particular entity Person, (a) if a corporation, the articles or certificate of incorporation and bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (d) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (e) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements  and documents relating either to the organization, management or operation of any Person or to the rights, duties and obligations of such Person’s equityholders and (g) all amendments or supplements to any of the foregoing.

“Government Official” shall mean (a) any officer or employee of any Governmental Authority, (b) any person acting in an official capacity on behalf of a Governmental Authority, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Authority, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Authority” means any United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“GSA” means the U.S. General Services Administration.

“GSA Documents” means (a) the Guaranty, to be effective as of October 15, 2013, provided by the Company to the GSA; (b) the Novation Agreement, to be effective as of October 15, 2013, by and between Empire and BRP Leasing and (c) the Asset Transfer Agreement, to be effective as of October 15, 2013, by and between Empire and BRP Leasing, in each case, in the form attached on Schedule K hereto.

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product (regardless of physical form or concentration) that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive or reactive, including any “hazardous substance” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).  The term “Hazardous Materials” shall include without limitation lead-based paint, polychlorinated biphenyls, asbestos, asbestos-containing materials, mold and spores in indoor air at concentrations that present an unreasonable risk to human health, petroleum, petroleum products and by-products and radioactive substances.

“Holdback Amount” is defined in Section 2.4(d).

“Holding Financial Statements” is defined in Section 3.8(c).

“Hotel Financial Statements” is defined in Section 3.8(b).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or issued in substitution for or exchange of obligations for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) indebtedness of the type described in (a) or (b) above guaranteed, directly or indirectly, by such Person, (d) any indebtedness for the deferred purchase price of property or services, (e) obligations under capital leases, (f) any indebtedness secured by an Encumbrance, (g) any letter of credit arrangements, (h) any and all accrued interest and other amounts payable with respect the foregoing, and (i) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

“Indemnified Party” is defined in Section 9.6(a).

“Indemnifying Party” is defined in Section 9.6(a).

“Indemnitees” is defined in Section 9.3.

“Intellectual Property” means all databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, trademarks, trade names, methods, processes, proprietary information, software, techniques, websites, works of authorship, and other forms of technology.

“Intellectual Property Rights” means any and all worldwide (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; and (e) registrations, applications, renewals, extensions, continuations, divisions, or reissues with respect to the foregoing.

“Intercompany Transaction” has the meaning set forth in Treasury Regulation § 1.1502 13.

“Interim Holding Financial Statements” is defined in Section 3.8(c).

“Interim Hotel Financial Statements” is defined in Section 3.8(b).

“Interim Investment Financial Statements” means the Interim Hotel Financial Statements together with the Interim Holding Financial Statements.

“Investment Financial Statements” means the Hotel Financial Statements together with the Holding Financial Statements.

“Investment Subsidiaries” is defined in the recitals of this Agreement.

“Investment Subsidiary Entities” means (a) the Investment Subsidiaries and (b) the Subsidiaries, if any, of the Investment Subsidiaries.

“Investment Subsidiary Equity Interests” is defined in Section 1.1(a)(ii).

“Investment Subsidiary LLC Agreements” is defined in Section 3.3(a).

“IRS” means the United States Internal Revenue Service.

“IT Systems” is defined in Section 3.21(e).

“Knowledge” means, with respect to the Company, the actual knowledge of the Knowledge Individuals of a particular activity, event, fact, circumstance or condition, in each case after due inquiry (including of direct reports) or, if due inquiry has not been made, such knowledge that a prudent Person would be expected to have after due inquiry (including of direct reports).

“Knowledge Individuals” means (a) with respect to the Company each of Joseph Steinberg, Joseph Orlando, Justin Wheeler, Tom Mara, Rocco Nittoli, Michael Sabatini, Brooke Doswell, Jacob Fish, William Cunningham and Denis Sullivan and (b) with respect to Purchaser each of Paul Borden, Chris Foulger, Erin Ruhe and Kent Aden.

“Labor Organization” is defined in Section 3.17(c).

“Later Discovered Asset” is defined in Section 5.1(b).

“Latest Holding Balance Sheet” is defined in Section 3.8(c).

“Latest Hotel Balance Sheet” is defined in Section 3.8(b).

“Latest Investment Balance Sheets” means the Latest Hotel Balance Sheet together with the Latest Holding Balance Sheet.

“Law” means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Leased Real Properties” means all real property leased, subleased or otherwise licensed by any of the Purchased Business Subsidiaries (together with all buildings, fixtures, structures, signage or improvements erected or located on or in such real property).

“Leases” means, collectively, the leases, occupancy agreements, or other agreements demising space in the Acquired Real Properties.

“Lender Consent” means the Consent required pursuant to Schedule 2.1(b).

“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.

“LUK-REN” is defined in the preamble to this Agreement.

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that has (or could be reasonably expected to have) a material adverse effect on (a) the Purchased Business, the Purchased Business Subsidiaries or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Purchased Business and/or the Purchased Business Subsidiaries,  taken as a whole, or (b) the Company’s ability to consummate the Contemplated Transactions, unless such change or effect results from, (i) changes in GAAP or any applicable Law or Order, (ii) any attack, escalation of hostilities, act of terrorism or outbreak involving the United States of America, any declaration of war by Congress or any other national or international calamity, or (iii) changes in general economic conditions or the financial or securities markets generally; provided, that any change or effect described in clauses (i), (ii) or (iii) does not specifically relate to or disproportionately impact the Purchased Business, the Purchased Business Subsidiaries or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Purchased Business and/or the Purchased Business Subsidiaries, taken as a whole.

“Material Contracts” means, collectively, the following Contracts (each, a “Material Contract”):

(a)           any Contract (or group of related Contracts) for the lease of real or personal property from any Person providing for lease payments in excess of $100,000 per annum;

(b)           any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, involving, in each case payments in excess of $100,000 per annum, excluding tenant improvements;

(c)           any Contract concerning a partnership or joint venture or sharing of profits or losses by any of the Purchased Business Subsidiaries with a third party or any Contract that provides for “earn-outs” or other contingent payments;

(d)           any Contract (or group of related Contracts) under which any of the Purchased Business Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation, guaranteed the performance of any Contract or Liability of another Person, or under which such Contract (or group of related Contracts) has imposed an Encumbrance on any of the assets of such Purchased Business Subsidiary;

(e)           any Contract between any of the Purchased Business Subsidiaries, on the one hand, and the Company and/or any of the Company’s Affiliates, on the other hand;

(f)           any Contract concerning non-competition or that expressly prohibits any of the Purchased Business Subsidiaries from freely engaging in business anywhere in the world;

(g)           any Contract under which any of the Purchased Business Subsidiaries has granted “exclusivity” or that requires any of the Purchased Business Subsidiaries to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person;

(h)           any Contract containing a “most-favored-nation”, best pricing or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(i)           any Contract that includes minimum purchase conditions or requirements, in either case that exceed $100,000 per year, to the extent such Contract is not terminable without penalty on 60 days’ or shorter notice;

(j)           any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision of services;

(k)           any general power of attorney granted by any of the Purchased Business Subsidiaries;

(l)           any Contract for the employment of any Purchased Business Employee (or any consultant, contractor or part-time employee who provides services for the Purchased Business);

(m)           any Contract under which any Purchased Business Subsidiary has advanced or loaned any amount to the Company or any of its Subsidiaries;

(n)           any settlement, conciliation, or similar agreement with any Governmental Authority;

(o)           any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $100,000 per annum that is not terminable upon sixty (60) or fewer days’ notice;

(p)           any Contract under which any of the Purchased Business Subsidiaries has any indemnification obligations, other than in the Ordinary Course of Business;

(q)           any agreement for the purchase or sale or option to purchase or sell any real property under which any of the Purchased Business Subsidiaries has any Liabilities;

(r)           any Contract entered into with any Governmental Authority or with any contractor or subcontractor relating to a Contract where any Governmental Authority is a party thereto;

(s)           any Lease, other than Leases with payments of less than $5,000 per year and for a term of less than 12 months; and

(t)           any Contract entered into outside of the Ordinary Course of Business.

“MB Mortgage” means the Mortgage Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of September 30, 2011 (as amended or otherwise modified), by BEI Beach LLC to and for the benefit of Baldwin Enterprises, Inc.

“MB Promissory Note” means the Promissory Note, dated as of September 30, 2011 (as amended or otherwise modified), made by BEI Beach LLC in favor of Baldwin Enterprises, Inc. in the initial principal amount of $17,500,000.

“Myrtle Beach LC” is defined in Section 5.10.

“Net Adjustment Amount” means an amount, which may be a positive or a negative number, equal to the difference between (a) Estimated Purchased Cash and (b) Final Purchased Cash.

“New York City Ground Leases” means the leases marked with an asterisk on Schedule 3.19(b) of the Company Disclosure Schedule.

“Non-Controlling Party” is defined in Section 9.7(b).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and the Subsidiaries in connection with the Purchased Business.

“Owned Real Properties” means all real property that is owned by any of the Purchased Business Subsidiaries together with all buildings, fixtures, structures or other improvements erected or located on or in such real property.

“Pacho/San Luis Bay Leases” is defined in Section 3.19(b).

“Pacho Pro Formas” is defined in Section 2.3(i).

“Parties” is defined in the preamble to this Agreement.

“PBGC” is defined in Section 3.18(c).

“Permits” is defined in Section 3.13.

“Permitted Encumbrances” means (a) statutory liens, charges or assessments for Taxes not yet due, or the amount for which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (c) liens incurred or deposits made in the Ordinary

Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (d) applicable zoning, subdivision, building and other land use Laws, (e) matters shown on any title insurance policy listed in Section 3.12 of the Company Disclosure Schedule, on any title report or title commitment obtained by Purchaser or on the Pacho Pro Formas, (f) any Encumbrances of record on real property that do not impair, interfere with or adversely affect the maintenance, operation, repair, replacement, development, construction, subdividing, marketing, sale, access to or from, or utilities serving or necessary for the current uses of the subject real property or any portion thereof, (g) Encumbrances securing Indebtedness (other than any intercompany indebtedness) as disclosed in the September 2013 Financial Statements or the Investment Financial Statements, and (h) any Encumbrance set forth on Schedule L hereto.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Post-Closing Straddle Period” is defined in Section 8.3.

“Pre-Closing Straddle Period” is defined in Section 8.3.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeds Payment” has the meaning ascribed to such term in each of the New York City Ground Leases with respect to the Contemplated Transactions.

“Purchase Price” means the Final Purchased Cash plus the Fair Market Value of the Closing Consideration (as determined on the Closing Date).

“Purchased Assets and Equity Interests” is defined in Section 1.1(a).

“Purchased Business” means the business of the Purchased Business Subsidiaries as conducted on the date of this Agreement (including, without limitation, the business of owning, operating, developing, leasing, subdividing, marketing, selling, holding for investment, improving, repairing, replacing improvements that are party of and maintaining the Acquired Real Properties).

“Purchased Business Bank Accounts” is defined in Section 3.14.

“Purchased Business Employee” is defined in Section 3.17(a).

“Purchased Business Employer” is defined in Section 3.17(a).

“Purchased Business Service Providers” is defined in Section 3.17(a).

“Purchased Business Subsidiaries” means (a) the Acquired Subsidiaries, (b) the Subsidiaries, if any, of the Acquired Subsidiaries, (c) the Investment Subsidiaries and (d) the Subsidiaries, if any, of the Investment Subsidiaries.

“Purchased Business Subsidiary Tax Returns” is defined in Section 8.1.

“Purchased Cash” means $18,385,459 (a) (i) plus the Cash Adjustment, if a negative number, or (ii) minus the Cash Adjustment, if a positive number, (b) plus the Agreed Capital Expenditures and (c) (i) plus the Cash Flow Adjustment, if a negative number, or (ii) minus the Cash Flow Adjustment, if a positive number, all as reflected on the Closing Statement.

“Purchased Equity Interest Assignments” is defined in Section 2.4(e).

“Purchased Equity Interests” means the Acquires Subsidiary Equity Interests and the Investment Subsidiary Equity Interests.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Business Warranties” is defined in Section 9.4(a)(ii).

“Purchaser Common Stock” means the Common Stock, par value $0.01 per share, of Purchaser.

“Purchaser Confidential Information” is defined in Section 7.5(b).

“Purchaser Documents” is defined in Section 4.2.

“Purchaser Equity Incentive Plan” means Purchaser’s Amended and Restated 1999 Stock Incentive Plan.

“Purchaser Financial Statements” is defined in Section 4.7(b).

“Purchaser Fundamental Warranties” is defined in Section 9.4(a)(i).

“Purchaser Indemnitees” is defined in Section 9.1.

“Purchaser Material Adverse Change” or “Purchaser Material Adverse Effect” means any change or effect that has (or could be reasonably expected to have) a material adverse effect on (a) Purchaser or its Subsidiaries or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of Purchaser or its Subsidiaries,  taken as a whole, or (b) Purchaser’s ability to consummate the Contemplated Transactions, unless such change or effect results from, (i) changes in GAAP or any applicable Law or Order, (ii) any attack, escalation of hostilities, act of terrorism or outbreak involving the United States of America, any declaration of war by Congress or any other national or international calamity, or (iii) changes in general economic conditions or the financial or securities markets generally; provided, that any change or effect described in clauses (i), (ii) or (iii) does not specifically relate to or disproportionately impact Purchaser, its Subsidiaries or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of Purchaser and/or its Subsidiaries, taken as a whole.

“Purchaser Officer’s Certificate” is defined in Section 2.5(c).

“Purchaser SEC Documents” is defined in Section 4.7(a).

“Purchaser Shares” is defined in Section 1.3(b).

“Purchaser Terminating Breach” is defined in Section 6.1(b).

“Real Property Leases” is defined in Section 3.19(h).

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any Governmental Authority.

“Renaissance Holding Entities” is defined in Section 3.8(c).

“Renaissance Hotel Entities” is defined in Section 3.8(b).

“Retained Liabilities” is defined in Section 1.2.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” is defined in Section 2.1(b).

“Second Closing Consideration” is defined in Section 1.3(b).

“Second Closing Date” is defined in Section 2.1(b).

“Second Closing Purchaser Shares” is defined in Section 1.3(b).

“Second Closing Termination Date” is defined in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Documents” is defined in Section 3.2.

“Seller Employee Benefit Plan” means any pension, retirement or savings plan, any medical, hospital, health, dental, life, death benefit or disability plan, any group insurance plan, any profit sharing, deferred compensation, stock option, stock purchase, bonus or incentive plan (including any equity or equity-based plan), and any fringe benefit, vacation pay, holiday pay, sick leave, service awards, tuition reimbursement, moving expense reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, but not limited to, any pension plan, as defined in ERISA §3(2), and any “welfare plan,” as defined in ERISA § 3(1)), whether any of the foregoing is funded, insured or self-funded, written or oral, (a) sponsored or maintained by the Company or any ERISA Affiliate and covering the Company’s or any ERISA Affiliate’s active or former employees (or their beneficiaries), (b) to which the Company or any ERISA Affiliates is a party or bound, or (c) with respect to which the Company or any ERISA Affiliate has made any payments, contributions or commitments or may otherwise have any Liability (whether or not such Seller Employee Benefit Plan is still maintained) with respect to services performed in relation to the Purchased Business.

“Seller Indemnitees” is defined in Section 9.3.

“Seller Subsidiaries” is defined in the preamble to this Agreement.

“Selling Parties” is defined in the preamble to this Agreement.

“September 2013 Financial Statements” is defined in Section 3.8(a).

“Stockholder Agreement” is defined in Section 2.4(a).

“Straddle Period” is defined in Section 8.2.

“Straddle Period Tax Returns” is defined in Section 8.1(b).

“Sub-Deductible” is defined in Section 9.2(b)(ii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties, documentary transfer or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Claim” is defined in Section 8.5(a).

“Tax Contest” is defined in Section 8.5(b).

“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.

“Tenants” means, collectively, the tenants under the Leases.

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Third-Party Claim” is defined in Section 9.7.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing pursuant to either Section 2.4 or Section 2.5.

“Transfer Charges” is defined in Section 7.4.

“Transfer Value” means, with respect to each of the Acquired Real Properties, the value attributable to such Acquired Real Property consistent with the Allocation.

“Unaudited September 2013 Balance Sheet” is defined in Section 3.8(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et. seq., as amended, and any similar state or local law or regulation.

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